Exhibit (b)(ii)

EXECUTION VERSION

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, NY 10282	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC. 452 Fifth Avenue New York, NY 10018	MIZUHO BANK, LTD. 1251 Avenue of the Americas New York, NY 10020

PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 225 Fifth Avenue Pittsburgh, PA 15222	BMO HARRIS BANK N.A. 111 W Monroe Street Chicago, IL 60603 BMO CAPITAL MARKETS CORP. 3 Times Square New York, NY 10036

KKR CAPITAL MARKETS LLC KKR CORPORATE LENDING LLC MCS CAPITAL MARKETS LLC MCS CORPORATE LENDING LLC 9 West 57th Street, Suite 4160 New York, NY 10019	MUFG UNION BANK, N.A. 400 California St., 8th Floor San Francisco, CA 94104 THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. 1251 Avenue of the Americas New York, NY 10020

REGIONS BANK 1180 West Peachtree St. NW Suite 1000 Atlanta, GA 30309

CONFIDENTIAL

September 19, 2014

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

Attention: David M. Tehle, Chief Financial Officer

Acquisition of Family Dollar Stores, Inc.

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised each of Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”), Citi (as defined below), HSBC Securities (USA) Inc. (“HSBC Securities”), HSBC Bank USA, N.A. (“HSBC Bank”), Mizuho Bank, Ltd. (“Mizuho Bank”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNC Securities”), BMO Capital Markets Corp. (“BMO Capital Markets”), BMO Harris Bank N.A. (“BMO Bank”), KKR Capital Markets LLC (“KCM”), KKR Corporate Lending LLC (“KCL”), MCS Capital Markets LLC (“MCSCM” and, together with KCM, “KKR”), MCS Corporate Lending LLC (“MCSCL”), MUFG (as defined below) and Regions Bank (“Regions Bank” and, together with Goldman Sachs, Citi, HSBC Securities, HSBC Bank, Mizuho Bank, PNC Bank, PNC Securities, BMO Capital Markets,

BMO Bank, KCM, KCL, MCSCM, MCSCL, MUFG and Regions Bank, the “Commitment Parties”, “we” or “us”) that D3 Merger Sub, Inc. (“Newco”), a Delaware corporation incorporated at the direction of Dollar General Corporation (“Dollar General” and, together with Newco, “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of Family Dollar Stores, Inc., a Delaware corporation (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Loan Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “ABL Term Sheet”; together with the Term Loan Term Sheet, the “Senior Secured Facilities Term Sheets”) and the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Bridge Term Sheet”; together with the Senior Secured Facilities Term Sheets, the “Term Sheets”; this amended and restated commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”). “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein and “MUFG” shall mean MUFG Union Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mitsubishi UFJ Securities (USA), Inc. and/or any of their subsidiaries as they collectively deem appropriate to provide the services contemplated herein. This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated September 10, 2014 (the “Signing Date”), among Goldman Sachs, Citi and you, and such Original Commitment Letter shall be of no further force or effect.

You have further advised each of the Commitment Parties that, in connection therewith, it is intended that the financing for the Transactions will include (a) the senior secured credit facilities (the “Senior Secured Facilities”) described in the Senior Secured Facilities Term Sheets, in an aggregate principal amount of $9.00 billion, comprised of a $6.50 billion senior secured term loan facility (the “Term Loan Facility”) and a $2.50 billion senior secured asset-based revolving credit facility (the “ABL Facility”) and (b) either (i) up to $3.25 billion in aggregate principal amount of senior unsecured notes (the “Senior Unsecured Notes” or the “Notes”) in a Rule 144A private placement or (ii) if all or any portion of the Notes are not issued by the Borrower on or prior to the Closing Date (as defined below), up to $3.25 billion (or an amount equal to the unissued amount of Notes) of senior unsecured increasing rate loans (the “Senior Unsecured Bridge Loans” or the “Bridge Loans”) under the senior unsecured credit facility (the “Senior Unsecured Bridge Facility” or the “Bridge Facility”) described in the Bridge Term Sheet. The Senior Secured Facilities and the Bridge Facility are collectively referred to herein as the “Facilities”.

In connection with the foregoing, (a) each of GS Bank, Citi, HSBC Bank, Mizuho Bank, PNC Bank, BMO Bank, KCL, MCSCL, MUFG and Regions Bank is pleased to advise you of its several and not joint commitment to provide a portion of the Term Loan Facility set forth opposite such Commitment Party’s name on Schedule I hereto, (b) each of GS Bank, GSLP, Citi, HSBC Bank, Mizuho Bank, PNC Bank, BMO Bank, KCL, MCSCL, MUFG and Regions Bank is pleased to advise you of its several and not joint commitment to provide a portion of the ABL Facility set forth opposite such Commitment Party’s name on Schedule I hereto and (c) GS Bank, GSLP, Citi, HSBC Bank, Mizuho Bank, PNC Bank, BMO Bank, KCL, MCSCL, MUFG and Regions Bank is pleased to advise you of its several and not joint commitment to provide a portion of the Bridge Facility set forth opposite such Commitment Party’s name on Schedule I hereto, in each case subject only to the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, in the section entitled “Conditions Precedent to Initial Extension of Credit” in Exhibit C hereto (in each case, limited on the Closing Date as indicated therein), in the section entitled “Conditions

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to Borrowing” in Exhibit D hereto and in Exhibit E hereto. GS Bank, GSLP, Citi, HSBC Bank, Mizuho Bank, PNC Bank, BMO Bank, KCL, MCSCL, MUFG and Regions Bank are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”, with any entities having a commitment hereunder with respect to the Term Loan Facility in clause (a) above being herein called the “Initial Term Loan Lenders”, any entities having a commitment hereunder with respect to the ABL Facility in clause (b) above being herein called the “Initial ABL Lenders” and any entities having a commitment hereunder with respect to the Bridge Facility in clause (c) above being herein called the “Initial Bridge Lenders”. The commitments in respect of the Bridge Facility will immediately and automatically be reduced on a pro rata basis by the amount of the gross proceeds from any Notes issued prior to the Closing Date, the proceeds of which have been deposited into an escrow account pending release on the Closing Date.

It is agreed that (i) Goldman Sachs, Citi, HSBC Securities, Mizuho Bank and PNC Securities will act as joint lead arrangers and joint bookrunners for the Term Loan Facility (each in such capacity, a “Term Facility Lead Arranger”, and collectively, the “Term Facility Lead Arrangers”); (ii) BMO Capital Markets, KCM, MCSCM, MUFG and Regions Bank will act as senior managing agents for the Term Loan Facility (each in such capacity, a “Term Facility Senior Managing Agent”, and collectively, the “Term Facility Senior Managing Agents”); (iii) Citi, Goldman Sachs, HSBC Securities, Mizuho Bank and PNC Securities will act as joint lead arrangers and joint bookrunners for the ABL Facility (each, in such capacity, an “ABL Facility Lead Arranger”, and, collectively, the “ABL Facility Lead Arrangers”); (iv) BMO Capital Markets, KCM, MCSCM, MUFG and Regions Bank will act as senior managing agents for the ABL Facility (each in such capacity, an “ABL Facility Senior Managing Agent”, and collectively, the “ABL Facility Senior Managing Agents”); (v) Goldman Sachs, Citi, HSBC Securities, Mizuho Bank and PNC Securities will act as joint lead arrangers and joint bookrunners for the Bridge Facility (each in such capacity, a “Bridge Lead Arranger”, and collectively, the “Bridge Lead Arrangers” and, together with the Term Facility Lead Arrangers and the ABL Facility Lead Arrangers, the “Lead Arrangers”); (vi) BMO Capital Markets, KCM, MCSCM, MUFG and Regions Bank will act as senior co-managers for the Bridge Facility (each in such capacity, a “Bridge Facility Senior Co-Manager”, and collectively, the “Bridge Facility Senior Co-Managers”);(vii) Goldman Sachs will act as administrative agent and collateral agent for the Term Loan Facility (in such capacity, the “Term Loan Administrative Agent”); (viii) a financial institution to be designated by you with the consent of Goldman Sachs and Citi (such consent not to be unreasonably withheld) will act as administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent” and, together with the Term Loan Administrative Agent, the “Bank Administrative Agents”) (it being agreed that such ABL Administrative Agent, if other than Citi, shall not have any roles or responsibilities customarily associated with a lead arranger with respect to the ABL Facility, such as managing field exams and inventory appraisals, selection of appraisers, consultants and counsel, the syndication and allocation of commitments, the determination of any fees to market or the negotiation of definitive documentation, in each case, in connection with the ABL Facility; provided that any such financial institution appointed by you with the consent of Goldman Sachs and Citi shall, upon such appointment, assume the roles and responsibilities customarily associated with an administrative agent and collateral agent with respect to the ABL Facility; and provided, further, that Citi agrees to use commercially reasonable efforts to transition such roles and responsibilities to such newly appointed financial institution) and (ix) Citi will act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the Bank Administrative Agents, the “Administrative Agents”). It is further agreed that (i) Goldman Sachs shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facility and shall have the roles and responsibilities customarily associated with such placement and Citi shall have placement to the immediate right of Goldman Sachs in any and all marketing materials or other documentation used in connection with the Term Loan Facility, (ii) Citi shall have “left” placement in any and all marketing materials or other documentation used in connection with the ABL Facility and shall have the roles and responsibilities customarily associated with such placement and Goldman Sachs shall have placement to the immediate right of Citi in any and all

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marketing materials or other documentation used in connection with the ABL Facility and (iii) Citi shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and shall have the roles and responsibilities customarily associated with such placement and Goldman Sachs shall have placement to the immediate right of Citi in any and all marketing materials or other documentation used in connection with the Bridge Facility. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with the appointment of the ABL Administrative Agent referred to above) will be paid to any Lender in order to obtain its commitment to participate in the Facilities unless you and the Commitment Parties shall so agree.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation (as defined in Exhibit E), which we agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (but subject to the fourth paragraph of this Commitment Letter), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such funding, the “Closing Date”) shall not be a condition to such Initial Lender’s commitments; (ii) except with respect to assignments between GS Bank and GSLP, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred and no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) we will not syndicate our commitments to certain banks, financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you to us prior to the Signing Date (or, if after such date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities on the Signing Date (the “Majority Lead Arrangers”)), (b) those persons who are competitors of Dollar General, the Company and their respective subsidiaries, in each case, that are separately identified in writing by you to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their affiliates (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of a competitor so long as such affiliate is a bona fide debt fund) that are either (a) identified by name in writing by you to us from time to time or (b) clearly identifiable on the basis of such affiliates’ names; provided that any supplement to the list of Disqualified Lenders shall not apply retroactively to disqualify any person that previously acquired an assignment, participation or allocation in any Facility (clauses (a), (b) and (c) above, collectively, “Disqualified Lenders”).

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the

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availability of the Facilities on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution by each party of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arrangers, until the later to occur of (such later date, the “Syndication Date”) (x) the consummation of the Acquisition and (y) the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date, in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the Company, (b) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually agreed upon, (c) your assistance, and your using commercially reasonable efforts to cause the Company to assist in the preparation of customary confidential information memoranda for the Facilities (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, in each case, in a form customarily delivered in connection with comparable financings of comparable size of this type, by using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential Information Memorandum no less than 15 consecutive business days prior to the Closing Date; provided that (i) November 28, 2014 shall not be a business day for purposes of calculating such period (and there shall not be a failure to achieve 15 consecutive business days solely by reason of such exclusion), (ii) if such period shall not have ended prior to December 19, 2014 it shall not commence prior to January 5, 2015 and (iii) if such period shall not have ended prior to August 21, 2015 it shall not commence prior to September 8, 2015, (d) using your commercially reasonable efforts to procure a corporate credit rating and a corporate family rating in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Term Loan Facility and the Notes from each of S&P and Moody’s, in each case, prior to the launch of general syndication of the Term Loan Facility and/or the commencement of the marketing of the Notes, as applicable, (e) the hosting, with the Lead Arrangers, of two meetings (plus any additional meetings reasonably requested by the Lead Arrangers) of prospective Lenders at times and locations to be mutually agreed upon, (f) your ensuring (and with respect to the Company and its subsidiaries your using commercially reasonable efforts to ensure) that there shall be no competing issues of debt securities or commercial bank or other credit facilities of Dollar General, the Company, Newco or the Borrower or any subsidiaries of the foregoing being offered, placed or arranged (other than the Notes (or the issuance of any “demand securities” issued in lieu of the Notes or other indebtedness issued in lieu of the Notes that has otherwise been consented to by the Majority Lead Arrangers (such consent not to be unreasonably withheld or delayed))) if such debt securities or commercial bank or other credit facilities would reasonably be expected to materially impair the primary syndication of the Facilities (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital facilities, ordinary course capital lease, purchase money and equipment financings and any indebtedness incurred by the Company or any of its subsidiaries in accordance with the Agreement and Plan of Merger, dated as of July 27, 2014 (the “Competitor Acquisition Agreement”), by and among the Company, Dollar Tree, Inc., a Virginia corporation, and Dime Merger Sub, Inc., a Delaware corporation (other than any such indebtedness described on the disclosure schedules thereto), as in effect on the Signing Date will not be deemed to materially impair the primary syndication of the Facilities) and (g) ensuring that (and, with respect to the Company and its subsidiaries, your using commercially reasonable efforts to ensure that) the ABL Administrative Agent shall have sufficient access to the Borrower and its domestic subsidiaries and the Company and its domestic subsidiaries, to complete field exams and inventory appraisals at least 15 calendar days prior to the Closing Date. Notwithstanding anything to the contrary contained in this

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Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (g) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter.

The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders (in consultation with you) and the amount and distribution of fees among the Lenders (in consultation with you and subject, in each case, to your right to appoint the ABL Administrative Agent as set forth in the second preceding paragraph) from the amounts to be paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to the Lead Arrangers all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities (which shall include, for the ABL Facility, monthly projections for the 12 month period immediately following the Closing Date, which in the case of projections of the Company and its subsidiaries, shall only be required to be provided to the extent available to you under the Competitor Acquisition Agreement or the Merger Agreement, as available). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its subsidiaries or affiliates (provided that you agree to inform us promptly that such information is not being provided in accordance with the terms hereof). Notwithstanding anything herein to the contrary, the only historical financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit E.

It is understood that you have not entered into a definitive agreement providing for the acquisition of all outstanding equity interests of the Company and the requirement that you shall use commercially reasonable efforts to cause the Company to take certain actions pursuant to the two preceding paragraphs shall not become effective prior to such time at which you (or any of your subsidiaries) enter into such a definitive agreement.

You hereby represent and warrant that (and with respect to such information relating to the Company and its subsidiaries, to your knowledge), (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to

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be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be (with respect to the Company and its subsidiaries, to your knowledge) incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, or (ii) is not material with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market-related activities with respect to you, the Company, any of your or its respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider”, and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arrangers, you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used in connection with the syndication of the Facilities that includes only Public Side Information with respect to you, the Company, your and its respective subsidiaries and the respective securities of each of the foregoing to be used by Public Siders. It is understood that, in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders in a form customarily included in the Confidential Information Memorandum for comparable financings of comparable size and type, that contain the representations set forth in the second preceding paragraph (which representations, as to the Company and its subsidiaries and their respective securities, in the case of authorization letters to be delivered by the Company, shall not be qualified by knowledge) (and the representation that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, the Company, your and its respective subsidiaries and the respective securities of each of the foregoing (other than as set forth in the following paragraph)) and the Confidential Information Memorandum shall exculpate you, the Company, your and their respective subsidiaries and us with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheets, (b) interim and final drafts of

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the Facilities Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The several commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the several agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, in the section entitled “Conditions Precedent to Initial Extension of Credit” in Exhibit C hereto and in the section entitled “Conditions to Borrowing” in Exhibit D hereto and (b) the applicable conditions set forth in Exhibit E hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those that are expressly stated in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, in the section entitled “Conditions Precedent to Initial Extension of Credit” in Exhibit C hereto, in the section entitled “Conditions to Borrowing” in Exhibit D hereto and in Exhibit E hereto to be conditions to the initial funding under the Facilities on the Closing Date.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by or on behalf of the Company with respect to the Company, its subsidiaries and their respective businesses in the Competitor Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that, as a result of a breach of such representations and warranties, the condition in Section 14(ii) of the Tender Offer (as defined in Exhibit A) would be failed to be satisfied (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, in the section entitled “Conditions Precedent to Initial Extension of Credit” in Exhibit C hereto, in the section entitled “Conditions to Borrowing” in Exhibit D hereto and in Exhibit E hereto are satisfied (or waived by the Commitment Parties); provided that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities of the Company and any material wholly-owned U.S. domestic subsidiaries of the Borrower (to the extent required by the Term Sheets (provided that any such certificated equity securities of any subsidiaries of the Company will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so)) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense,

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then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Bank Administrative Agents and the Borrower acting reasonably (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Bank Administrative Agents). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to the corporate or other organizational existence of the Borrower and the Guarantors, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral under, and performance of, the Facilities Documentation by the Borrower and the Guarantors; the incurrence of the loans and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Senior Secured Facilities, not conflicting with the Borrower’s or the Guarantors’ constitutional documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (solvency to be defined in a manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 11 of Exhibit E); creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act, OFAC and FCPA; and the Investment Company Act. In each case, in connection with the Tender Offer, as long as the Second-Step Merger shall be consummated no later than 11:59 pm on the day of the initial funding of the Facilities, the Lead Arrangers will cooperate with you as reasonably required in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Tender Offer, including, without limitation, (i) by structuring the Facilities as is reasonably necessary to avoid any conflict with the Federal Reserve margin regulations prior to the consummation of the Second-Step Merger and (ii) by agreeing that any Transaction shall be deemed to be consummated substantially contemporaneously with the initial Funding of the Facilities if such Transaction is reasonably expected to be consummated no later than 11:59 pm on the day of the initial funding of the Facilities (it being understood that failure to complete the Second-Step Merger by 11:59 pm on the day of the initial funding of the Facilities shall result in an immediate event of default under the Facilities Documentation). This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, members and the successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Original Commitment Letter (including the “Term Sheets” attached thereto), the Original Fee Letter (as defined in the Fee Letter), the Transactions, the Facilities or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected

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Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a Proceeding brought by you, a breach) of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) under this Commitment Letter, the Fee Letter, the Original Commitment Letter (including the “Term Sheets” attached thereto), the Original Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheets and of a single firm of local counsel to the Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Original Commitment Letter (including the “Term Sheets” attached thereto), the Original Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company (or any of their respective affiliates), any subsidiaries of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from

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and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

Each Commitment Party and any of its respective affiliates is, or may at any time be, (a) a counterparty (in such capacities, the “Derivative Counterparties”) to you or the Company and/or any of your or their respective subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by you or the Company (collectively, the “Derivatives”) or (b) a lender under the Dollar General Credit Facility (as defined in Exhibit A) (in such capacity, the “Existing Lender”). You acknowledge and agree for yourself and your subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of any Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to

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take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard any Commitment Party’s role hereunder. You further acknowledge and agree for yourself and your subsidiaries that the Existing Lender (a) will be acting for its own account as principal in connection with the existing facilities, (b) will be under no obligation or duty as a result of any Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that the Existing Lender may be entitled to take or exercise in respect of the existing facilities and (c) may manage its exposure to the existing facilities without regard to any Commitment Party’s role hereunder.

As you know, each of Goldman Sachs and KKR have been retained by you (or one of your affiliates) as a financial advisor (each, in such capacity, a “Financial Advisor” and collectively, the “Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors or Goldman Sachs, KKR and/or their respective affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective shareholders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, immediately prior to or on the Closing Date, by you to other U.S. domestic entities already existing or established in connection with the Transactions and controlled, directly or indirectly, immediately after giving effect to the Transactions, by Dollar General and having direct or indirect ownership and control over the Company, with all obligations and liabilities of you hereunder being assumed by such other entities upon the effectiveness of such assignment) without the prior written

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consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings (including the Original Commitment Letter and the Original Fee Letter), whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as referenced in Exhibit E hereto) (and whether or not such Company Material Adverse Effect has occurred) and (b) the determination of the accuracy of any Company Representations, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

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Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter or the Original Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter or the Original Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, tax advisors, financial advisors and other advisors and controlling persons who are informed of the confidential nature thereof, in each case on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the Original Fee Letter) and the contents hereof to the Company and its officers, directors, employees, agents, attorneys, accountants, tax advisors, financial advisors and other advisors and controlling persons, in each case on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any offering memoranda or private placement memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter and the contents thereof to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) you may disclose the aggregate fees contained in the Fee Letter or the Original Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes (or the issuance of any “demand securities” issued in lieu of the Notes or other indebtedness issued in lieu of the Notes that has otherwise been consented to by the Majority Lead Arrangers (such not consent not to be unreasonably withheld or delayed)) or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees, other economic terms and the market flex provisions set forth therein have been redacted in a customary manner as previously agreed by the parties hereto, you may disclose the Fee Letter, the Original Fee Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are

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directly involved in the consideration of this matter, on a confidential and need-to-know basis and (vi) you may disclose this Commitment Letter (but not the Fee Letter or the Original Fee Letter) in any tender offer or proxy relating to the Transactions. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Signing Date.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for its controlled person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees (in each case subject to your consent rights specifically provided for herein with respect to such persons), in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, prospective Lender or hedge provider, participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the

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standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, (i) solely with respect to a disclosure of this Commitment Letter and the Fee Letter, as necessary to enforce their respective rights hereunder or under the Fee Letter, or (j) to rating agencies in connection with obtaining ratings for the Borrower, the Facilities and the Notes to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Signing Date.

The Fee Letter and the syndication, information, reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, sharing of information, absence of fiduciary relationship, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, payment of fees, “clear market”, absence of fiduciary relationship and to the syndication of the Facilities and under the penultimate sentence of the ninth paragraph of this Commitment Letter, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis amongst the Initial Lenders) with respect to the Facilities (or portion thereof as selected by you) hereunder at any time subject to the provisions of the preceding sentence.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

Upon execution and delivery of this Commitment Letter and the Fee Letter by all of the parties hereto and thereto, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) the termination of the Tender Offer by you prior to closing of the Acquisition (other than as a result of you, Newco and the Company entering into a Merger Agreement as defined in, and subject to the provisions and limitations set forth in, paragraph 1 of Exhibit E), (ii) after the execution of a Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent or otherwise in accordance with its terms

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(other than with respect to provisions therein that expressly survive termination) prior to closing of the Acquisition, (iii) the consummation of the Acquisition with or without the funding of the Facilities and (iv) 11:59 p.m., New York City time, on June 10, 2015; provided that, if the Notes Marketing Period shall have commenced or recommenced on or prior to June 10, 2015 and not expired by such time, such time shall be extended to 11:59 p.m., New York City time on third business day after the last day of the Notes Marketing Period; provided, further that if the HSR Condition (as defined in the Tender Offer as in effect of the Signing Date) shall not have been satisfied by June 10, 2015, such time shall be extended to 11:59 p.m., New York City time, on September 10, 2015 (and if the Notes Marketing Period shall have commenced or recommenced on September 8, 2015, but not ended on September 10, 2015, the business day after the last day of the Notes Marketing Period) (the date specified in this clause (iv), as it may be extended, the “Commitment Termination Date”), subject in the case of the Bridge Facility to reduction upon the issuance of the Notes or other Securities on or prior to the Closing Date. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension.

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,
GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS, LLC

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Thomas Cole
Name:	Thomas Cole
Title:	Managing Director

HSBC BANK USA, N.A.

By:	/s/ Richard Jackson
Name:	Richard Jackson
Title:	Co-Head of Leveraged and Acquisition Finance

HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name:	Richard Jackson
Title:	Co-Head of Leveraged and Acquisition Finance

MIZUHO BANK, LTD.

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John Thurman
Name:	John Thurman
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Patrick J. Kern
Name:	Patrick J. Kern
Title:	Managing Director

BMO HARRIS BANK N.A.

By:	/s/ Kara L. Goodwin
Name:	Kara L. Goodwin
Title:	Director

BMO CAPITAL MARKETS CORP.

By:	/s/ James J. Goll
Name:	James J. Goll
Title:	Managing Director

KKR CAPITAL MARKETS LLC

By:	/s/ Adam Smith
Name:	Adam Smith
Title:	Authorized Signatory

KKR CORPORATE LENDING LLC

By:	/s/ Adam Smith
Name:	Adam Smith
Title:	Authorized Signatory

MCS CORPORATE LENDING LLC

By:	/s/ Peter M. Glaser
Name:	Peter M. Glaser
Title:	Authorized Signatory

MCS CAPITAL MARKETS LLC

By:	/s/ Peter M. Glaser
Name:	Peter M. Glaser
Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Spencer Hughes
Name:	Spencer Hughes
Title:	Managing Director

MUFG UNION BANK, N.A.

By:	/s/ Spencer Hughes
Name:	Spencer Hughes
Title:	Managing Director

REGIONS BANK

By:	/s/ Terry Katon
Name:	Terry Katon
Title:	Executive Vice President

Accepted and agreed to as of

the date first above written:

DOLLAR GENERAL CORPORATION

By:	/s/ David Tehle
Name:	David Tehle
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE 1

SENIOR SECURED FACILITIES COMMITMENTS

Commitment Party	ABL Facility	Term Loan Facility
CITIGROUP GLOBAL MARKETS INC.	$625,000,000	$1,625,000,000
GOLDMAN SACHS BANK USA	$375,000,000	$1,625,000,000
GOLDMAN SACHS LENDING PARTNERS LLC	$250,000,000	$0
HSBC BANK USA, N.A.	$275,000,000	$715,000,000
MIZUHO BANK LTD.	$275,000,000	$715,000,000
PNC BANK, NATIONAL ASSOCIATION	$275,000,000	$715,000,000
BMO HARRIS BANK N.A.	$106,250,000	$276,250,000
KKR CORPORATE LENDING LLC	$63,750,000	$165,750,000
MCS CORPORATE LENDING LLC	$42,500,000	$110,500,000
MUFG UNION BANK, N.A.	$106,250,000	$0
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$0	$276,250,000
REGIONS BANK	$106,250,000	$276,250,000
TOTAL	$2,500,000,000	$6,500,000,000

BRIDGE FACILITY COMMITMENTS

Commitment Party	Bridge Facility
CITIGROUP GLOBAL MARKETS INC.	$812,500,000
GOLDMAN SACHS BANK USA	$500,000,000
GOLDMAN SACHS LENDING PARTNERS LLC	$312,500,000
HSBC BANK USA, N.A.	$357,500,000
MIZUHO BANK LTD.	$357,500,000
PNC BANK, NATIONAL ASSOCIATION	$357,500,000
BMO HARRIS BANK N.A.	$138,125,000
KKR CORPORATE LENDING LLC	$82,875,000
MCS CORPORATE LENDING LLC	$55,250,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$138,125,000
REGIONS BANK	$138,125,000
TOTAL	$3,250,000,000

[Schedule 1]

CONFIDENTIAL	EXHIBIT A

Acquisition of Family Dollar Stores, Inc.

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

D3 Merger Sub, Inc., a newly created corporation organized under the laws of the State of Delaware (“Newco”), formed at the direction of (and a wholly owned subsidiary of) Dollar General Corporation or its affiliates (“Dollar General”), intends to acquire, directly or indirectly, all of the outstanding equity interests of Family Dollar Stores, Inc., a Delaware corporation (the “Company”).

In connection with the foregoing, it is intended that:

a)	In connection with consummating the Acquisition (as defined below), Dollar General (in such capacity the “Borrower”) will make an initial borrowing under the Facilities and (if applicable) issue the Notes, the proceeds of which shall be used to consummate the Acquisition (the “Acquisition Consideration”), to redeem, repurchase, refinance or repay certain existing indebtedness of Dollar General, the Company and their respective subsidiaries, including the Repaid Indebtedness (as defined below) and the Company 2021 Notes (as defined below) (collectively, the “Refinancing”), and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs”, and together with the Acquisition Consideration and the Refinancing, the “Acquisition Funds”).

b)	Either (i) pursuant to a tender offer statement filed by you on the Signing Date pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934 (together with all items, exhibits and schedules thereto, the “Tender Offer”) for all outstanding shares of common stock, par value $0.10 per share (together with the associated preferred share purchase rights, the “Shares”) of the Company, you or one of your wholly-owned subsidiaries will acquire all Shares that have been validly tendered pursuant to the Tender Offer and, following the acceptance of payment thereof, pursuant to a Merger Agreement entered into in accordance with Exhibit E attached to the Commitment Letter, Newco will consummate a second-step merger with the Company (the “Second-Step Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware with the Company being the surviving person, as a result of which the Company will be a wholly-owned subsidiary of the Borrower or (ii) pursuant to a Merger Agreement entered into in accordance with Exhibit E to the Commitment Letter, Newco will be merged with and into the Company with the Company being the surviving person (the acquisition of the Company, whether by way of the Tender offer and the Second-Step Merger or by way of a one-step merger pursuant to a Merger Agreement (the “Acquisition”).

c)	Pursuant to the foregoing, the Borrower will obtain up to $9.00 billion under the Senior Secured Facilities ($6.50 billion under the Term Loan Facility (plus, at the Borrower’s election, an additional amount required to fund any original issue discount or upfront fees in connection with the “flex” provisions of the Fee Letter) and $2.50 billion in commitments under the ABL Facility) and will either (i) issue up to the full amount of the Notes on or prior to the Closing Date with the proceeds deposited into an escrow account pending release on the Closing Date, and/or (ii) borrow up to the unissued amount of the contemplated $3.25 billion issuance in an aggregate principal amount of Bridge Loans, in each case on the Closing Date.

d)

All amounts outstanding (other than contingent obligations) under and in connection with (i) the Company’s 5.41% Series 2005-A Senior Notes due September 27, 2015 and the Company’s 5.25% Series 2005-A Senior Notes due September 27, 2015 issued pursuant to that certain Note Purchase

[Transaction Description]

Agreement, dated as of September 27, 2005, by and among the Company, Family Dollar Stores, Inc. and the purchasers named therein, (ii) the Company’s Amended and Restated Five-Year Credit Agreement, dated as of November 13, 2013, by and among the Company as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto and the Company’s Amended and Restated Four-Year Credit Agreement, dated as of November 13, 2013, by and among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and (iii) Dollar General’s Credit Agreement, dated as of April 11, 2013 (the “Dollar General Credit Facility”), among Dollar General as Borrower, Citibank, N.A., National Association, as Administrative Agent, and the lenders party thereto (the indebtedness described under clauses (i), (ii) and (iii), collectively, the “Repaid Indebtedness”), in each case, will be repaid in full, all commitments in respect thereof will be terminated and all liens in respect thereof will be released and an offer will have been made to repurchase the Company’s 5.00% Senior Unsecured Notes due February 1, 2021 (the “Company 2021 Notes”) (collectively, all transactions described in this paragraph (d), the “Refinancing Transactions”).

e)	Any outstanding aggregate principal amount of the 4.125% Senior Notes due 2017, the 1.875% Senior Notes due 2018 and the 3.250% Senior Notes due 2023 (collectively, the “Existing Dollar General Notes”), each as issued pursuant to that certain Indenture, dated as of July 12, 2012, between Dollar General Corporation and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 12, 2012, the Third Supplemental Indenture, dated as of April 11, 2013, and the Fourth Supplemental Indenture, dated as of April 11, 2013 and all Company 2021 Notes that have not been repurchased by the holders thereof pursuant to the offer referred to in paragraph (d) above will remain outstanding.

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

[Transaction Description]

CONFIDENTIAL	EXHIBIT B

Acquisition of Family Dollar Stores, Inc.

$6.5 billion Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other exhibits thereto.

Borrower:	Dollar General Corporation (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Term Loan Administrative Agent, Term Loan Syndication Agent and Term Loan Co-Documentation Agents:	Goldman Sachs Bank USA (“GS Bank”) or one of its affiliates (collectively, “Goldman Sachs”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Term Loan Administrative Agent”) in respect of the Term Loan Facility (as defined below) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders, and will perform the duties customarily associated with such roles; Citi will act as syndication agent in respect of the Term Loan Facility; and HSBC Securities, Mizuho Bank and PNC Securities will act as co-documentation agents (the “Term Facility Co-Documentation Agents” and each in such capacity, a “Term Facility Co-Documentation Agent”).

Joint Bookrunners and Lead Arrangers:	Goldman Sachs, Citi, HSBC Securities, Mizuho Bank and PNC Securities will act as joint lead arrangers and joint bookrunners (the “Term Facility Lead Arrangers” and each in such capacity, a “Term Facility Lead Arranger”) and will perform the duties customarily associated with such roles. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate for the purposes described herein.

Senior Managing Agents:	BMO Capital Markets, KCM, MCSCM, MUFG and Regions Bank will act as senior managing agents (the “Term Facility Senior Managing Agents” and each in such capacity, a “Term Facility Senior Managing Agent”). “MUFG” shall mean MUFG Union Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mitsubishi UFJ Securities (USA), Inc. and/or any of their subsidiaries as they collectively deem appropriate to provide the services contemplated herein.

Term Loan Facility:

A senior secured term loan facility in an aggregate principal amount of $6.5 billion (plus, at the Borrower’s election, an amount required to fund any original issue discount or upfront fees in connection with the “flex” provisions of the Fee Letter) (the “Term Loan Facility”; the loans thereunder, the “Term Loans”; the lenders thereunder, the “Term Loan Lenders”).

The Term Loan Facility shall be available to be drawn in U.S. Dollars only.

Incremental Term Facility:	The Term Loan Facility will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Facility”), in an aggregate principal amount of up to (a) an amount such that, after giving effect to the incurrence of such amount and other pro forma adjustment events consistent with the Term Loan Documentation Precedent (but without giving effect to any amount

[Term Loan Facility Term Sheet]

incurred simultaneously using the Incremental Base Amount (as defined below) or under the ABL Facility), the First Lien Leverage Ratio (as defined below) for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered is equal to or less than the greater of (x) 3.50:1.00 and (y) a First Lien Leverage Ratio that is 0.25x greater than the First Lien Leverage Ratio in effect on the Closing Date (such greater ratio, the “Pari Passu Ratio”) (assuming all such additional amounts were secured on a first lien basis, whether or not so secured) plus (b) the sum of (x) $3.0 billion and (y) all voluntary prepayments and voluntary commitment reductions of the Term Loan Facility prior to the date of any such incurrence (to the extent not funded with the proceeds of long term debt) (such amount, the “Incremental Base Amount”); provided that (i) no existing Term Loan Lender will be required to participate in any such Incremental Term Facility, (ii) no event of default exists, or would exist after, giving effect thereto (except in connection with permitted acquisitions or investments, including Limited Condition Acquisitions, where no payment or bankruptcy event of default will be the standard), (iii) the final maturity date and the weighted average life to maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Term Loan Facility, (iv) subject to the following paragraph, the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; (v) with respect to mandatory prepayments, no Incremental Term Facility shall participate on a greater than pro rata basis than the loans under the Term Loan Facility and (vi) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower, provided that, to the extent such terms and documentation are not substantially consistent with the Term Loan Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Term Loan Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of the Term Loan Facility) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Term Loan Administrative Agent or any Term Loan Lender to the extent that such financial maintenance covenant is also added for the benefit of any then-existing Term Loan Facility).

If any Incremental Term Facility that is secured on a pari passu basis with the Term Loan Facility is incurred during the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date has an applicable interest rate that exceeds the applicable interest rate relating to the initial Term Loan Facility by more than 0.50% (the “MFN Margin”), the applicable interest rate relating to the initial Term Loan Facility shall be adjusted to be equal to the applicable interest rate relating to such Incremental Term Facility minus the MFN Margin at such time; provided that in determining such applicable interest rates, (x) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to the lenders under such Incremental Term Facility (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with lenders providing such Incremental Term Facility) and the initial Term Loan Facility (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with lenders providing the initial Term Facility) in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest

[Term Loan Facility Term Sheet]

based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin on the initial Term Loan Facility that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Facility shall also be included in such calculations; provided, further, that, solely for the purpose of determining whether an increase in the interest rate margins for the initial Term Loan Facility shall be required, (A) to the extent that LIBOR for a three month interest period (including after giving effect to any interest rate floor) on the closing date of any such Incremental Term Facility is less than 0.75%, the amount of such difference shall be deemed added to the interest margin for the initial Term Loan Facility and (B) to the extent that LIBOR, as applicable to the initial Term Loan Facility for a three month interest period (including after giving effect to any interest rate floor) on the closing date of any such Incremental Term Facility is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Term Facility.

As used herein, (a) “First Lien Leverage Ratio” means the ratio of total net debt for borrowed money secured by first priority liens on any assets of any Credit Party, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents other than the proceeds of Incremental Term Facilities to be drawn at such time) to trailing four-quarter EBITDA (as defined below) and (b) “Total Leverage Ratio” means the ratio of total net debt for borrowed money of the Borrower and its restricted subsidiaries, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents and other than the proceeds of Incremental Term Facilities to be drawn at such time) to trailing four-quarter EBITDA.

“EBITDA” shall be defined in a manner consistent with the Term Loan Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items (including related to stock-based compensation), (b) extraordinary, unusual or non-recurring items, (c)(x) restructuring charges, accruals or reserves and related charges and (y) expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, the Borrower or any of its restricted subsidiaries in connection with implementing cost savings, operating expense reductions and cost synergies described in clauses (d) and (e) below, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other specified transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within eight fiscal quarters after the date any such transaction is consummated, (e) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable, (f) any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date, (g) purchase accounting adjustments, (h) certain costs and expenses in connection with management equity plans, (i) fees (including legal, financing, advisory and consulting

[Term Loan Facility Term Sheet]

fees), expenses and costs incurred in connection with the Transactions, including implementation costs, costs for lease terminations and costs to achieve synergies, (j) the early extinguishment of indebtedness, hedging obligations or other derivative instruments, and currency gains/losses or movements in the mark to market valuations of indebtedness, foreign currencies, hedging obligations or other derivative instruments and (k) adjustments and add backs reflected in the financial model delivered to the Lead Arrangers under the Original Commitment Letter on August 12 and August 13, 2014 in connection with the Facilities (the “Model”).

The Term Loan Facility will permit the Borrower to utilize availability under the Incremental Term Facility to issue first lien notes or junior lien secured indebtedness (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the definitive documentation for the Term Loan Facility (the “Intercreditor Terms”)) or unsecured indebtedness, with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Term Facility; provided that such secured or unsecured indebtedness (i) does not mature on or prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the Term Loan Facility, (ii) reflects market terms at the time of incurrence or issuance (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such debt, such financial maintenance covenant shall also be added for the benefit of any then-existing Term Loan Facility), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not the Borrower or a Guarantor, (iv) if secured, such indebtedness shall not be secured by any assets of the Borrower or its subsidiaries that is not Collateral (the limitations set forth in clauses (i) – (iv) above, the “Secured Debt Limitations”) and (v) if secured on a subordinated basis to the Term Loan Facility or unsecured, such indebtedness that is incurred utilizing availability under the Incremental Term Facility shall be treated as if secured on a pari passu basis with the Term Loan Facility for purposes of calculating the First Lien Leverage Ratio.

Purpose/Use of Proceeds:	The proceeds of borrowings under the Term Loan Facility will be used by the Borrower, on the date of the initial borrowing under the Term Loan Facility (the “Closing Date”), together with the proceeds of the issuance of the Notes and/or borrowings of the Bridge Loans and cash on hand of the Company and Dollar General, solely to provide Acquisition Funds.

Availability:	The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of any payment or bankruptcy event of default, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum.

Final Maturity andAmortization:	The Term Loan Facility will mature on the date that is seven years after the Closing Date and, commencing on the last day of the first full fiscal quarter ending after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date.

[Term Loan Facility Term Sheet]

The Term Loan Documentation shall contain “amend and extend” provisions consistent with the Term Loan Documentation Precedent pursuant to which any individual Term Loan Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date of any class of Term Loans (including any Incremental Term Loans), in each case, upon the request of the Borrower and without the consent of any other Term Loan Lender (it is understood that (i) no existing Term Loan Lender will have any obligation to commit to any such extension and (ii) each Term Loan Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Loan Lender under such class).

Guarantees:	All obligations of the Borrower (the “Term Loan Obligations”) under (i) the Term Loan Facility, (ii) at the written request of the Borrower, interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by the Borrower or any of its restricted subsidiaries with any Term Facility Lead Arranger or Term Loan Lender or any affiliate of a Term Facility Lead Arranger or Term Loan Lender at the time of entering into such arrangement or any other person (the “Term Lender Hedging Arrangements”) and (iii) at the written request of the Borrower, cash management and treasury arrangements entered into by the Borrower or any of its restricted subsidiaries with any Term Facility Lead Arranger or Term Loan Lender or any affiliate of a Term Facility Lead Arranger or Term Loan Lender at the time of entering into such arrangement or any other person (“Term Lender Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (including, after consummation of the Acquisition, the Company and its subsidiaries) (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary substantially all of the assets of which consist of the equity or debt of one or more direct or indirect non-U.S. subsidiaries that are CFCs (a “CFC Holding Company”), (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract to provide such guarantee (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable person becomes a direct or indirect subsidiary of the Borrower (and not created in contemplation of such acquisition)), or would require governmental (including regulatory) consent, approval, license or authorization to

[Term Loan Facility Term Sheet]

provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent), (f) that is a captive insurance company or special purpose entity (including not for profit entities) or (g) that is a restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined in a manner consistent with the Term Loan Documentation Principles)) financed with secured indebtedness permitted to be incurred pursuant to the Term Loan Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case, to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor) (solely to the extent such restrictions were not created in contemplation of such acquisition) (the “Guarantors”; and together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the Term Loan Documentation in circumstances where the Borrower and the Term Loan Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby. Any guarantees to be issued in respect of the Notes or the Bridge Loans (x) will be equal in right of payment with the obligations under the Guarantees and (y) will automatically be released upon the release of the corresponding guarantees under the Term Loan Facility.

Subject to only the restricted payment covenant in the Term Loan Documentation and no continuing event of default, the Borrower may designate any subsidiary (other than the Company) as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Redesignation of any “unrestricted subsidiary” as a “restricted subsidiary” shall require compliance with the debt and lien negative covenants in the Term Loan Documentation. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Term Loan Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Term Loan Documentation except to the extent of distributions received therefrom.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, the Funding Conditions Provisions, the Term Loan Obligations, the Guarantees and any Term Lender Hedging Arrangements or Term Lender Treasury Arrangements will be secured by substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including (a) a perfected pledge of all the capital stock of each direct, wholly owned material restricted subsidiary held by any Credit Party (which pledge, in the case of any CFC Holding Company or CFC of a U.S. entity shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such foreign or U.S. subsidiary) and (b) a perfected security interest in substantially all other tangible and intangible assets of the Credit Parties (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, owned real property, intellectual property and the proceeds of the foregoing). The security interest in the Collateral securing the Term Loan Obligations will be shared with the security interest in the Collateral securing the ABL Obligations (as defined in Exhibit C) subject to the priority and intercreditor arrangements set forth under “Security” in Exhibit C.

[Term Loan Facility Term Sheet]

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims below a threshold to be agreed, (iii) except to the extent a security interest therein can be perfected by filing a UCC-1, any assets specifically requiring perfection through control, control agreements or other control arrangements (other than delivery of certificated pledged capital stock to the extent required above), including deposit accounts, securities accounts and commodities accounts, (iv) those assets over which the granting of security interests in such assets would be prohibited by contract (including permitted liens, leases and licenses), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in materially adverse tax consequences as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent, (v) any foreign collateral or credit support, (vi) margin stock and, to the extent requiring the consent of one or more third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned material restricted subsidiaries, (vii) those assets as to which the Term Loan Administrative Agent and the Borrower reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Term Loan Lenders of the security to be afforded thereby, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (ix) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (x) other exceptions to be mutually agreed or that are usual and customary for facilities of this type consistent with the Term Loan Documentation Principles, (xi) capital stock of entities that are not subsidiaries under the Term Loan Documentation and (xii) any governmental licenses or state or local franchises, charters, authorizations, to the extent a security interest in each such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction). The foregoing described in clauses (i) through (xii) are, collectively, the “Excluded Assets”.

[Term Loan Facility Term Sheet]

In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts (other than accounts for which control agreements are required to be obtained or for which the ABL Administrative Agent has obtained control, in each case, as required by Exhibit C) and no perfection actions shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed, (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (c) to the extent the creation of a lien on any Collateral would trigger a requirement to ratably secure the Existing Dollar General Notes or Company 2021 Notes, as applicable, with the Term Loan Facility, the Existing Dollar General Notes or Company 2021 Notes, as applicable, shall be granted the benefit of liens on the Collateral on a pari passu basis with the liens on the Collateral securing the Term Loan Facility to the extent required to avoid a breach (solely with respect to the failure to ratably secure such notes) under the definitive documentation with respect to the Existing Dollar General Notes or Company 2021 Notes, as applicable; provided, that the collateral agent for the Term Loan Facility shall have the sole and exclusive right to direct and control the Collateral (subject in all respects to the Intercreditor Agreement), and in no event shall the trustee with respect to the Existing Dollar General Notes or Company 2021 Notes, as applicable, have the right to direct or control the Collateral, or consent to, the actions of the collateral agent for the Term Loan Facility.

All the above-described pledges, security interests and mortgages shall be created and perfected on terms consistent with the Term Loan Documentation Principles, and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than liens securing the ABL Obligations with the priority described in Exhibit C and subject to customary exceptions for financings of this kind consistent with the Term Loan Documentation Principles.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties in (a) the ABL Facility and (b) the Term Loan Facility will be set forth in a customary intercreditor agreement as between the collateral agent for the Term Loan Facility, on the one hand, and the collateral agent for the ABL Facility, on the other hand (the “Intercreditor Agreement”). The Intercreditor Agreement shall give due regard to the Term Facility Documentation Principles and the ABL Documentation Principles and shall permit the joinder of collateral agent(s) representing tranches of secured indebtedness permitted by the ABL Facility and the Term Loan Facility having liens with a priority corresponding or junior to the parties thereto and shall provide for the grant of customary non-exclusive trademark and other intellectual property licenses to the secured parties under the ABL Facility in connection with any enforcement against the ABL Priority Collateral.

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Term Loan Documentation Principles (and, in any event, to include deduction for all cash restructuring charges and certain restricted payments in cash)) of the Borrower, with a reduction to 25% and 0% based upon achievement of First Lien Leverage Ratios (for the most recently ended four quarter fiscal period for which financial statements have been (or are required to have been)

[Term Loan Facility Term Sheet]

delivered) of 2.50:1.00 and 2.00:1.00, respectively; provided that any voluntary prepayments or commitment reductions of loans (including prepayments at a discount to par offered to all Lenders under the Term Loan Facility or under any Incremental Term Facility, with credit given for the actual amount of the cash payment) may, at the option of the Borrower, be credited against excess cash flow prepayment obligations of any fiscal year (including payments made after year-end and prior to the time such Excess Cash Flow prepayment is due, provided that, such amounts shall not reduce Excess Cash Flow in such fiscal year) on a dollar-for-dollar basis (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness) (with the First Lien Leverage Ratio (for the most recently ended four quarter fiscal period for which financial statements have been (or are required to have been) delivered) of the Borrower for purposes of determining the applicable Excess Cash Flow percentage above, recalculated to give pro forma effect to any such pay down or reduction (including payments made after year-end and prior to the time such Excess Cash Flow prepayment is due, provided that, such amounts shall not reduce Excess Cash Flow in such fiscal year)); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than indebtedness permitted under the Term Loan Facility (other than Refinancing Debt)); and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be offered to prepay) and subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 450 days and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon. Notwithstanding the foregoing, mandatory prepayments shall be limited to the extent that the Borrower determines that such prepayments would either (i) result in material adverse tax consequences or (ii) be prohibited or delayed by applicable law, rule or regulation.

Mandatory prepayments required under the Term Loan Documentation may, if required pursuant to the terms of any other indebtedness secured pari passu with the Term Loan Facility, be applied to the Term Loans and such other pari passu indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

Mandatory prepayments shall be applied to the remaining amortization payments under the Term Loan Facility or Incremental Term Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Any Term Loan Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, subject to any prepayment requirements of the Notes, the ABL Facility, and/or Bridge Facility, may be retained by the Borrower and shall be added to the Available Amount Basket (as defined below).

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Loan Facility and any Incremental Term Facility will be permitted at any time, in minimum principal amounts and with notice periods to be agreed upon, without premium or penalty (except as set forth in the “Soft Call” section below), subject to reimbursement of the

[Term Loan Facility Term Sheet]

Term Loan Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term Loan Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term Loan Facility or any Incremental Term Facility as determined by the Borrower.

Soft Call:

Any voluntary prepayment or refinancing (other than a refinancing of the initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control or Transformative Acquisition (as defined below)) of all or any portion of the initial Term Loan Facility with other broadly syndicated term loans under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the initial Term Loan Facility, or any amendment (other than an amendment of the initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control or Transformative Acquisition) that reduces the Effective Yield of the Term Loan Facility (such prepayment, refinancing or amendment, a “Repricing Transaction”), in either case that occurs prior to the six month anniversary of the Closing Date and the primary purpose of which is to lower the Effective Yield on the Term Loan Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the initial Term Loans subject to Repricing Transaction.

As used above, (a) “Transformative Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary that is not permitted by the terms of the Term Loan Documentation immediately prior to the consummation of such acquisition and (b) “Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the LIBOR rate on such date for a deposit in dollars with a maturity of one month and (B) the LIBOR floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the LIBOR rate) and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Documentation:	The definitive documentation for the Term Loan Facility (collectively, the “Term Loan Documentation”) will be “covenant-lite” with incurrence-based covenants and will contain the terms set forth in this Exhibit B and shall be substantially consistent with the Credit Agreement, dated as of April 13, 2014, by and among Nautilus Acquisition Holdings, Inc., as Holdings, Nautilus Merger Sub, Inc., as the Initial Borrower, Vision Holdings Corp., as the Surviving Borrower, National Vision, Inc., as the Borrower, Goldman Sachs Bank USA, as the Administrative Agent, the Collateral Agent, the Swingline Lender and a Lender, Morgan Stanley, as the Letter of Credit Issuer and the other financial institutions from time to time party thereto (the “Term Loan Documentation Precedent”), as modified to reflect the removal of the revolving facility, the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industries, total assets, businesses and business practices, locations, operations, financial accounting, the Projections and the Model (such precedent and requirements, the “Term Loan Documentation Principles”). Notwithstanding the foregoing, the only

[Term Loan Facility Term Sheet]

conditions to the availability of the Term Loan Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions Precedent to Initial Borrowing” section below and in Exhibit E to the Commitment Letter.

Limited Condition Acquisition:

For purposes of (i) determining compliance with any provision of the Term Loan Documentation which requires the calculation of the First Lien Leverage Ratio, the Total Leverage Ratio, Interest Coverage Ratio or the Fixed Charge Coverage Ratio (as defined in Exhibit C), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Term Loan Documentation (including baskets measured as a percentage of EBITDA), in each case, in connection with an acquisition by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted to be acquired by the Term Loan Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the financial ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such financial ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) solely as a result of fluctuations in EBITDA (as opposed to any incurrence, disposition or restricted payment) at or prior to the consummation of the relevant transaction or action, such baskets or financial ratios will not be deemed to have been exceeded as a result of such fluctuations.

If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability with respect to restricted payments on or following such date of the execution of the definitive agreement and prior to the earlier of the date on which such acquisition is consummated or such definitive agreement is terminated or expires without consummation of such acquisition, any such financial ratio or basket shall be calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition has been consummated and also calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition has not been consummated.

Conditions Precedent to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Loan Facility will be subject solely to (x) the applicable conditions set forth in Exhibit E to the Commitment Letter, (y) the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice.

[Term Loan Facility Term Sheet]

All representations and warranties in the Term Loan Documentation will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Facilities.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): organizational status; power and authority, qualification, execution, delivery and enforceability of Term Loan Documentation; with respect to the execution, delivery and performance of the Term Loan Documentation, no violation of, or conflict with, law, charter documents or material agreements (including existing material indebtedness); litigation; Federal Reserve margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Term Loan Documentation; Investment Company Act; PATRIOT Act; use of proceeds will not violate OFAC and FCPA; accuracy of disclosure and financial statements; since the Closing Date, no Material Adverse Effect (to be defined in a manner consistent with the Term Loan Documentation Precedent); taxes; ERISA; subsidiaries; intellectual property; creation, validity, priority and perfection of security interests; environmental laws; properties; use of proceeds; consolidated closing date solvency; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Term Loan Documentation Principles.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of annual and quarterly financial statements and other information (with 90 days for delivery of the first annual financial statements and 60 and 45 days for annual and quarterly financials thereafter, respectively), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any of the Facilities within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); delivery of notices of defaults and certain material events; inspections (including books and records and subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of organizational existence and rights and privileges; maintenance of insurance; commercially reasonable efforts to maintain ratings from S&P and Moody’s (but not to maintain a specific rating); payment of taxes; corporate franchises; compliance with laws (including environmental laws, OFAC and FCPA); ERISA; good repair; transactions with affiliates; changes in fiscal year; additional guarantors and collateral; use of proceeds; changes in lines of business; and further assurances on collateral matters; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Term Loan Documentation Principles, including a provision pursuant to which any information covenant may be complied with by making the applicable information publicly available through filings with the SEC.

[Term Loan Facility Term Sheet]

Negative Covenants:

Limited to (to be applicable to the Borrower and its restricted subsidiaries): limitations on the incurrence of debt; liens (which shall permit junior or pari passu priority liens on the Collateral as described below); fundamental changes; restrictions on subsidiary distributions; asset sales (which shall be permitted subject to (i) a 75% cash consideration requirement (with the ability to designate certain non-cash assets as cash), (ii) with respect to certain asset sales, a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”); and restricted payments (including investments and prepayments, repurchases or redemptions of junior lien and payment subordinated indebtedness and the Notes (which shall allow for (i) separate baskets for each of dividends, investments and prepayments, repurchases or redemptions of junior lien and payment subordinated indebtedness and the Notes, and (ii) unlimited restricted payments subject to compliance with a pro forma Total Leverage Ratio (for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered) that is less than the greater of (x) 3.00:1.00 and (y) a Total Leverage Ratio of 1.25x less than the Total Leverage Ratio on the Closing Date (such greater ratio, the “Restricted Payment Ratio”)).

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Term Loan Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Term Loan Documentation Precedent, but at least proportionately adjusted to reflect the size of the Borrower’s business and otherwise consistent with the Term Loan Documentation Principles; provided that, subject to the Term Loan Documentation Principles, all monetary baskets will include basket builders based on a percentage of the EBITDA of the Borrower and its restricted subsidiaries equivalent to no less than the initial monetary amount of such baskets.

The Borrower or any restricted subsidiary will, in any case, be permitted:

(a) to incur indebtedness if, after giving effect thereto, the Interest Coverage Ratio (as defined below) would be at least 2.00 to 1.00 (such indebtedness, “Ratio Debt”) in the form of (i)(x) indebtedness (other than loans) secured by the Collateral on a pari passu basis as long as the First Lien Leverage Ratio, calculated on a pro forma basis after giving effect to such incurrence (but without giving effect to any indebtedness incurred using the Incremental Base Amount or under the ABL Facility), is equal to or less than the Pari Passu Ratio, or (y) loans or other indebtedness secured by the Collateral on a junior basis, so long as, in the case of clauses (x) and (y), the lender, the agent, the noteholder or the trustee, as applicable, of any indebtedness that is secured by the Collateral enters into a customary intercreditor agreement consistent with the Intercreditor Terms and such indebtedness complies with the Secured Debt Limitations, and/or (ii) unsecured indebtedness; provided that there shall be a limit for Ratio Debt to be incurred by restricted subsidiaries that are not Guarantors;

(b) to incur indebtedness in the form of (i)(x) senior secured notes secured by the Collateral and (y) secured loans or notes ranking junior to the liens securing the Term Loan Facility, so long as, in the case of the clauses (x) and (y), the lender, the agent, the noteholder or the trustee, as applicable, therefor enters into a customary intercreditor agreement consistent with the Intercreditor Terms or (ii) unsecured loans or notes (“Refinancing Debt”); provided that such Refinancing Debt (i) has a final maturity date and weighted average life to maturity no earlier or shorter than the final stated maturity or weighted average life to maturity, as applicable, of the initial Term

[Term Loan Facility Term Sheet]

Loan Facility, (ii) has covenants no more restrictive (taken as a whole) than those under the applicable Term Loan Facility as reasonably determined by the Borrower (except for covenants applicable only to the periods after the final stated maturity date of the applicable Term Loan Facility) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of the existing indebtedness, no consent shall be required from the Administrative Agent or any Lender and such newly incurred indebtedness shall not be deemed to be more restrictive solely because of such financial maintenance covenant) and (iii) the net cash proceeds of such Refinancing Debt are used to repay the Term Loan Facility on a pro rata basis at par;

(c) to incur indebtedness to finance an acquisition (“Acquisition Debt”) so long as the Interest Coverage Ratio (calculated on a pro forma basis) shall either be (i) greater than or equal to the Interest Coverage Ratio immediately prior to such transactions or (ii) at least 2.00:1.00, in either case, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available; provided that there will be a sublimit to be agreed for non-Guarantors; and

(d) to incur indebtedness under a general debt basket in an amount equal to the greater of $750.0 million and a corresponding percentage of EBITDA on the Closing Date which may be secured to the extent permitted by the lien covenant.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of persons that become Restricted Subsidiaries or of assets (including assets constituting a business unit, line of business or division) or capital stock (each, a “Permitted Acquisition”) subject to the following terms and conditions: (a) before and after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant and (c) solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Term Loan Administrative Agent.

In addition, the restricted payment covenant shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) a dollar amount to be agreed, plus (b) EBITDA less 1.5x Fixed Charges (defined in a manner consistent with the Term Loan Documentation Precedent), plus (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified stock) to the extent the proceeds thereof are contributed to the Borrower as qualified equity and are not a Specified Equity Contribution, plus (d) capital contributions to the Borrower made in cash, cash equivalents or other property (other than disqualified stock), plus (e) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity (such amounts attributable to clauses (c), (d) and (e) above, the “Available Equity Basket”), plus (f) the net cash proceeds received by the Borrower and its restricted subsidiaries from sales of investments made using the Available Amount Basket, plus (g) returns, profits, distributions and similar amounts received by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket, plus (h) the investments of the Borrower and its restricted subsidiaries in any unrestricted

[Term Loan Facility Term Sheet]

subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries; plus (i) any prepayment amounts declined by a Declining Lender provided that use of the Available Amount Basket for (x) dividends and distributions in respect of capital stock of the Borrower (or any of its direct or indirect parent companies) and stock repurchases and (y) the prepayment, repurchase or redemption of junior lien and payment subordinated indebtedness and the Notes, shall in each case be subject to (other than the amount of the Available Amount Basket attributable to clauses (a), (c), (d) and (e) above) pro forma compliance with an Interest Coverage Ratio of at least 2.00:1.00 and the absence of any event of default.

“Interest Coverage Ratio” shall be defined as the ratio of EBITDA to Consolidated Interest Expense for the most recently completed four fiscal quarter periods for which financial statements have been (or were required to have been) delivered for such period.

“Consolidated Interest Expense” shall be defined as cash interest expense (including that attributable to capital leases), net of cash interest income, of the Borrower and it restricted subsidiaries with respect to all outstanding indebtedness of the Borrower and its restricted subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging and (d) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates.

Financial Covenants:	None.

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to material indebtedness (provided that a breach of the Financial Covenant applicable to the ABL Facility will not constitute an event of default until the date on which the ABL Loans and ABL Commitments have been accelerated or terminated); bankruptcy and insolvency of the Borrower or any of its significant restricted subsidiaries (with a 60 day grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control, subject to thresholds, notice and grace period provisions consistent with the Term Loan Documentation Principles

[Term Loan Facility Term Sheet]

provided that it shall be an automatic event of default if the Acquisition is consummated pursuant to the Tender Offer and the Second-Step Merger is not consummated by 11:59 pm on the Closing Date.

Voting:	Amendments and waivers of the Term Loan Documentation will require the approval of Term Loan Lenders holding more than 50% of the aggregate amount of the Term Loans (the “Required Term Loan Lenders”), except that (i) the consent of each Term Loan Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Term Loan Lender, (B) reductions of principal, interest or fees owing to such Term Loan Lender (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction of principal, interest or fees), (C) extensions or postponement of final maturity or the scheduled date of payment of any principal, interest or fees (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute such an extension or postponement) and (D) releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Term Loan Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for Term Loan Lenders and (iii) customary protections for the Term Loan Administrative Agent will be provided.

The Term Loan Facility shall contain provisions consistent with the Term Loan Documentation Principles permitting the Borrower to replace non-consenting Term Loan Lenders in connection with amendments and waivers requiring the consent of all Term Loan Lenders or of all Term Loan Lenders directly affected thereby so long as the Required Term Loan Lenders shall have consented thereto. The Term Loan Facility shall also contain usual and customary provisions regarding defaulting lenders.

Cost and Yield Protection:	The Term Loan Documentation will include cost and yield protection provisions (including customary Dodd-Frank and Basel III provisions, to apply to the extent the applicable Term Loan Lender is generally imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities), with provisions protecting the Term Loan Lenders from withholding tax liabilities consistent with the Term Loan Documentation Precedent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when Term Loan Lenders holding a majority of the Term Loans have made such a request. The Term Loan Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Term Loan Lender who asserts such claim without premium or penalty.

Assignments and Participations:	The Term Loan Lenders will be permitted to assign (other than to Disqualified Lenders) Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed) (any such consent shall be deemed to be given after 10 business days’ notice if the Borrower has failed to respond to a request to consent to an assignment); provided, that upon request by any Term Loan Lender, the list of Disqualified Lenders shall be made available to such Term Loan Lender; provided, further that the Term Loan Administrative Agent shall not be liable for any assignments made by any Term Loan Lender to a Disqualified Lender; provided, further that any supplement to the list of Disqualified Lenders shall not apply

[Term Loan Facility Term Sheet]

retroactively to disqualify any person that previously acquired an assignment, participation or allocation in a Term Loan Facility; provided, further that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to the Borrower) or (ii) for assignments of Term Loans to any existing Term Loan Lender or an affiliate of an existing Term Loan Lender or an approved fund. All assignments will require the consent of the Term Loan Administrative Agent unless such assignment is an assignment of Term Loans to another Term Loan Lender, an affiliate of a Term Loan Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $5.0 million or, if less, all of such Term Loan Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Senior Secured Facilities. The Term Loan Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Term Loan Administrative Agent).

The Term Loan Lenders will be permitted to sell participations in the Term Loan Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Term Loan Documentation shall provide that (a) Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and (ii) Dutch auction or similar procedures that are offered to all Lenders on a pro rata basis in accordance with customary procedures and subject to customary restrictions in each case consistent with the Term Loan Documentation Principles and (b) the Borrower and any affiliates of the Borrower shall be eligible assignees with respect to Term Loans only; provided that any such Term Loans acquired by the Borrower or any of its respective subsidiaries shall be retired and cancelled promptly upon acquisition thereof.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Term Loan Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Term Loan Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Term Facility Lead Arrangers, the Term Loan Administrative Agent, the Commitment Parties and the Term Loan Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors and assigns of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and

[Term Loan Facility Term Sheet]

documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, in each case, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to the Transactions (including the financing contemplated hereby) (any of the foregoing, a “Proceeding”) (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of the Term Loan Documentation by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a Proceeding brought by a Credit Party, a breach) of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any claim, litigation, investigation or other proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Term Facility Lead Arranger or the Term Loan Administrative Agent in their capacity as such).

Governing Law and Forum:	New York.

Counsel to the Agents:	Latham & Watkins LLP.

[Term Loan Facility Term Sheet]

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Term Loan Facility will be as follows:

At the option of the Borrower, initially, LIBOR plus 3.00% or ABR plus 2.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Term Loan Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

“ABR” is the highest of (i) the rate of interest publicly announced by the Term Loan Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) (ii) the federal funds effective rate from time to time plus 0.50%, and (iii) LIBOR applicable for an interest period of one month plus 1.00%; provided that ABR shall be deemed to be no less than 1.75% per annum.

“LIBOR” is the London interbank offered rate for dollars, for the relevant interest period; provided that LIBOR shall be deemed to be no less than 0.75% per annum.

[Term Loan Facility Term Sheet]

EXHIBIT C

Acquisition of Family Dollar Stores, Inc.

$2.50 billion Senior Secured Asset-Based Revolving Credit Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other exhibits thereto.

Borrowers:	Dollar General Corporation (the “Parent Borrower”) and each other Credit Party designated by the Parent Borrower as a Borrower (collectively with the Parent Borrower, the “Borrowers”), on a joint and several basis.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

ABL Administrative Agent; ABL Syndication Agents and ABL Co-Documentation Agents:	A financial institution to be designated by you with the consent of Goldman Sachs and Citi (such consent not to be unreasonably withheld) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “ABL Administrative Agent”) in respect of the ABL Facility, for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the ABL Lead Arrangers (as defined below) and the Borrowers (together with the Agents, the “ABL Lenders”), and will perform the duties customarily associated with such roles; Goldman Sachs and Citi will act as co-syndication agents in respect of the ABL Facility (provided, that to the extent either Goldman Sachs or Citi is designated to act as ABL Administrative Agent, such financial institution shall not also act as a co-syndication agent in respect of the ABL Facility); and HSBC Securities, Mizuho Bank and PNC Securities will act as co-documentation agents (the “ABL Facility Co-Documentation Agents” and each in such capacity, an “ABL Facility Co-Documentation Agent”).

Joint Bookrunners and Lead Arrangers:	Citi, Goldman Sachs, HSBC Securities, Mizuho Bank and PNC Securities will act as joint lead arrangers and joint bookrunners (each an “ABL Lead Arranger” and, collectively, the “ABL Lead Arrangers”). “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate for the purposes described herein.

Senior Managing Agents:	BMO Capital Markets, KCM, MCSCM, MUFG and Regions Bank will act as senior managing agents (the “ABL Facility Senior Managing Agents” and each in such capacity, an “ABL Facility Senior Managing Agent”). “MUFG” shall mean MUFG Union Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mitsubishi UFJ Securities (USA), Inc. and/or any of their subsidiaries as they collectively deem appropriate to provide the services contemplated herein.

ABL Facility:	U.S. Dollar denominated senior secured asset-based revolving credit facility in an aggregate principal amount of $2.5 billion (the “ABL Facility”; the loans thereunder, the “ABL Loans”; the commitments thereunder, the “ABL Commitments”), of which up to $300.0 million will be available in the form of Letters of Credit (as defined below).

[ABL Facility Term Sheet]

The ABL Facility shall be available to be drawn in U.S. Dollars only.

In connection with the ABL Facility, the ABL Administrative Agent (or one of its affiliates) (in such capacity, the “Swingline Lender”) will make available to the Borrowers on a joint and several basis a swingline facility in U.S. dollars under which the Borrowers may make short-term borrowings (on same-day notice in minimum amounts to be mutually agreed and integral multiples to be mutually agreed) of up to $100.0 million (the “Swingline Facility”; the loans thereunder, the “Swingline Loans”). Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Each ABL Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Provisions shall be agreed with respect to Swingline Loans outstanding or to be made when an ABL Lender is a Defaulting Lender (as defined below).

The ABL Facility will permit the Borrowers to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”) up to an amount such that the aggregate amount of ABL Commitments does not exceed $3.0 billion; provided that (i) no existing Lender will be required to participate in any such Incremental ABL Facility, (ii) no event of default or default exists, or would exist after, giving effect thereto (provided that the standard shall be no payment or bankruptcy event of default in connection with a Limited Condition Acquisition or other similar investment made using a last-out Incremental ABL Facility), (iii) any Incremental ABL Facility (other than a last-out Incremental ABL Facility) shall be made in the form of increases in commitments under the ABL Facility on identical terms (other than arranging, upfront or similar fees) and pursuant to documentation applicable to the ABL Facility (including the maturity date in respect thereof (provided the interest margins applicable to the ABL Facility (other than a last-out Incremental ABL Facility) may be increased if necessary to be identical to that for the Incremental ABL Facility)) and (iv) any last-out Incremental ABL Facility shall reflect market terms at the time of its incurrence (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such last-out Incremental ABL Facility, such financial maintenance covenant shall also be added for the benefit of the initial ABL Facility). The Borrowers may, but shall not be required to, seek commitments in respect of any Incremental ABL Facility from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith so long as such new ABL Lenders are reasonably acceptable to the ABL Administrative Agent and (if such consent would be required as described under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such new ABL Lender) the Swingline Lender and the Issuing Bank.

[ABL Facility Term Sheet]

Purpose:	The Letters of Credit and proceeds of borrowings under the ABL Facility will be used by the Borrowers and their respective subsidiaries for working capital and for other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and permitted dividends and other distributions on account of the capital stock of the Parent Borrower, and to finance a portion of the Acquisition Funds.

Availability:

Up to an amount of $1.575 billion (plus, at the option of the Parent Borrower, (i) any amounts required to fund any original issue discount or upfront fees in connection with the “flex” provisions of the Fee Letter, (ii) the amount of any interest paid on any Securities that have been funded into escrow prior to the Closing Date and/or (iii) Letters of Credit that may be issued or continued under the ABL Facility on the Closing Date in order to roll over, backstop or replace letters of credit outstanding on the Closing Date; provided that in no event shall availability on the Closing Date exceed $1.8 billion) of ABL Loans will be available on the Closing Date to finance the Transactions including such original issue discount or upfront fees and including the amount of Letters of Credit rolled over, backstopped or replaced on the Closing Date. Otherwise, ABL Loans and Letters of Credit under the ABL Facility will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts and with notice periods to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Overall borrowing availability under the ABL Facility will be equal to the lesser of (a) the aggregate amount of ABL Commitments and (b) the Borrowing Base (such lesser amount at any time, the “Line Cap”). “Excess Availability” means at any time (x) the Line Cap minus (y) the sum of the aggregate outstanding amount of ABL Loans, swingline borrowings under the ABL Facility, unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit under the ABL Facility.

Borrowing Base:

The Borrowing Base (the “Borrowing Base”) under the ABL Facility at any time shall equal the sum of (a) 90% of the eligible credit card receivables of the Credit Parties plus (b) 90% of the appraised net orderly liquidation value percentage of the eligible inventory of the Credit Parties (including eligible in-transit inventory and eligible L/C inventory), less (c) customary reserves consistent with the ABL Facility Documentation.

Notwithstanding anything herein to the contrary, in the event that the Borrowing Base has not been determined on or prior to the Closing Date, then from the Closing Date until the earlier of (x) 60 days after the Closing Date and (y) delivery of a Borrowing Base Certificate in accordance with the terms of the ABL Facility Documentation, the Borrowing Base will be deemed to be no less than the greater of (i) $1.575 billion (plus, at the option of the Parent Borrower, (1) any amounts required to fund any original issue discount or upfront fees in connection with the “flex”

[ABL Facility Term Sheet]

provisions of the Fee Letter, (2) the amount of any interest paid on any Securities that have been funded into escrow prior to the Closing Date and/or (3) the amount of Letters of Credit rolled over, backstopped or replaced on the Closing Date; provided that in no event shall such deemed Borrowing Base on the Closing Date exceed $1.8 billion) and (ii) the sum of the following for the most recent month ended at least 20 days prior to the Closing Date: (a) 80% of net book value of eligible credit card receivables and (b) 50% of net book value of eligible inventory (in each case as otherwise adjusted for customary reserves); provided that, if the Borrowing Base has not been determined following such 60th day after the Closing Date, the foregoing percentages in clauses (a) and (b) will step down in a manner to be agreed upon. The Parent Borrower agrees to use commercially reasonable efforts to (x) assist the ABL Lead Arrangers in obtaining field examinations and appraisals at least 15 calendar days prior to the Closing Date and (y) deliver a customary Borrowing Base Certificate consistent with the ABL Facility Documentation on or prior to the Closing Date.

The definitions of eligible credit card receivables and eligible inventory will be mutually agreed and will give due regard to other recent asset-based revolving facilities of comparable size, taking into account Borrowers’ industry and the results of field exams and inventory appraisals conducted in connection with the ABL Facility and giving due regard to that certain Amended and Restated Credit Agreement, dated as of March 15, 2012, among the Parent Borrower, certain other borrowers party thereto, the lenders and agents party thereto, and Wells Fargo Bank, N.A. as Administrative Agent, Collateral Agent, Swingline Lender and Letter of Credit Issuer (the “DG ABL Precedent”).

The Borrowing Base will be computed by the Parent Borrower monthly (or more frequently as the Borrower may elect; provided that if such election is exercised, it must be continued until the date that is 60 days after the date of such election), and a certificate (the “Borrowing Base Certificate”) presenting the Parent Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 20th calendar day following the end of each fiscal month; provided, however, that during a “Weekly Reporting Period” (defined below), the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis. A “Weekly Reporting Period” shall mean (a) the period from the date that Excess Availability is less than the greater of 12.5% of the Line Cap and $225 million for five consecutive business days to the date that Excess Availability shall have been at least the greater of 12.5% of the Line Cap and $225 million for 20 consecutive calendar days or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion, with three business days prior written notice to the Borrower. For purposes of the foregoing, “Permitted Discretion” means a determination

[ABL Facility Term Sheet]

made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment. Any reserve established or modified by the ABL Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the ABL Administrative Agent in good faith; provided that in connection with a reserve imposed after the Closing Date, any circumstances, conditions, events or contingencies known to the ABL Administrative Agent and the Lenders and existing as of the Closing Date shall not be the basis for any such establishment or modification. Any permitted discretion of the ABL Administrative Agent shall, in any event, give due regard to the comparable rights set forth in the DG ABL Precedent.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of any payment or bankruptcy event of default, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR (as defined in Annex I) loans plus 2.00% per annum.

Letters of Credit:	An aggregate amount of $300.0 million of the ABL Facility will be available to the Borrowers for the purpose of issuing standby and trade letters of credit (the “Letters of Credit”). Letters of Credit will be issued by Lenders that agree to be an issuer of Letters of Credit and that are designated by the Parent Borrower and reasonably acceptable to the ABL Administrative Agent (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of borrowings under the ABL Facility) within one business day after notice of such drawing is received by the Parent Borrower from the relevant Issuing Lender. To the extent that the Borrowers do not reimburse the Issuing Lender within the time period specified above, the Lenders under the ABL Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective ABL Commitments.

If any ABL Lender becomes a Defaulting Lender (as defined below), then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving

[ABL Facility Term Sheet]

credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the ABL Commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:	The ABL Facility will mature, and the ABL Commitments will terminate, on the date that is five years after the Closing Date, subject to the provisions on Extended Commitments (defined below).

Guarantees:	All obligations of the Borrowers (the “ABL Obligations”) under (i) the ABL Facility shall be on a joint and several basis and, in addition, (ii) at the written request of the Parent Borrower, interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any Swap (as defined in Exhibit B) if, and to the extent that, all or a portion of the guarantee by any Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by any Credit Party with any ABL Facility Lead Arranger or ABL Lender or the ABL Administrative Agent or any affiliate of an ABL Facility Lead Arranger or ABL Lender or the ABL Administrative Agent at the time of entering into such arrangement (or which was an ABL Lender or the ABL Administrative Agent or any affiliate of an ABL Lender or the ABL Administrative Agent on the Closing Date) (the “ABL Lender Hedging Arrangements”) and (iii) at the written request of the Parent Borrower, cash management and treasury arrangements entered into by any Credit Party with any ABL Facility Lead Arranger or ABL Lender or the ABL Administrative Agent or any affiliate of an ABL Facility Lead Arranger or ABL Lender or the ABL Administrative Agent at the time of entering into such arrangement (or which was an ABL Lender or the ABL Administrative Agent or any affiliate of an ABL Lender or the ABL Administrative Agent on the Closing Date) (“ABL Lender Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis by each of the Credit Parties. In addition, certain subsidiaries may be excluded from the guarantee requirements under the definitive documentation related to the ABL Facility in circumstances where the Parent Borrower and the ABL Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby. The Administrative Agent shall be permitted to take reserves against any ABL Obligations relating to ABL Lender Hedging Arrangements and ABL Lender Treasury Arrangements as determined by it in its Permitted Discretion.

[ABL Facility Term Sheet]

Subject only to the restricted payment covenant in the ABL Facility Documentation and no continuing event of default, the Parent Borrower may designate any subsidiary (other than the Company) as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Redesignation of any “unrestricted subsidiary” as a “restricted subsidiary” shall require compliance with the debt and lien negative covenants in the ABL Facility Documentation. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the ABL Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the ABL Facility Documentation except to the extent of distributions received therefrom.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provisions, the ABL Obligations and the Guarantees, in each case in respect of the ABL Facility, and any ABL Lender Hedging Arrangements and ABL Lender Treasury Arrangements will be secured by (i) a first priority security interest in substantially all present and after-acquired accounts receivable, inventory, deposit accounts, payment intangibles, securities accounts and any cash or other assets in such accounts of the Credit Parties (and, to the extent evidencing such items, all books, records, and other customary assets) and the proceeds of any of the foregoing, except to the extent such proceeds constitute Term Priority Collateral (as defined below) other than Excluded Assets (all of the foregoing assets are collectively referred to as the “ABL Priority Collateral”) and (ii) a second priority security interest in substantially all of each Credit Party’s other tangible and intangible assets which secure the Term Facility (the “Term Priority Collateral”; together with the ABL Priority Collateral, the “Collateral”). Notwithstanding anything to the contrary, the Collateral shall exclude Excluded Assets (as defined in Exhibit B), including, without limitation, the capital stock of any subsidiaries of Dollar General, as well as any assets to the extent the creation of a lien on such asset would trigger a requirement to ratably secure any of the Existing Dollar General Notes with the ABL Facility.

In addition, (a) except as described under the first paragraph under the section entitled “Cash Dominion” below, control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and no perfection actions shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed, (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (c) to the extent the creation of a lien on any

[ABL Facility Term Sheet]

Collateral would trigger a requirement to ratably secure the Company 2021 Notes with the ABL Facility, the Company 2021 Notes shall be granted the benefit of liens on the Collateral on a pari passu basis with the liens on the Collateral securing the ABL Facility to the extent required to avoid a breach (solely with respect to the failure to ratably secure such notes) under the definitive documentation with respect to the Company 2021 Notes, in which case the ABL Administrative Agent may implement appropriate reserves against availability in its Permitted Discretion; provided, that the collateral agent for the ABL Facility shall have the sole and exclusive right to direct and control the Collateral (subject in all respect to the Intercreditor Agreement (as defined in Exhibit B)), and in no event shall the trustee with respect to the Company 2021 Notes have the right to direct or control the Collateral, or consent to, the actions of the collateral agent for the ABL Facility.

The relative rights and priorities in the Collateral for the secured parties in (a) the ABL Facility and (b) the Term Loan Facility will be set forth in the Intercreditor Agreement. Notwithstanding the foregoing, all assets included in the Borrowing Base shall be included in the ABL Priority Collateral.

Cash Dominion:

The Guarantors shall obtain account control agreements on the primary domestic concentration accounts (“Concentration Accounts”) where the proceeds of sales of inventory of the Borrowers and the Guarantors are concentrated (and in any event excluding accounts that are (i) solely used for the purposes of making payments in respect of payroll, taxes and employees wages and benefits, (ii) accounts with funds on deposit averaging less than an amount to be agreed, (iii) trust accounts, and (iv) other excluded accounts to be determined consistent with the ABL Documentation Principles (collectively, “Excluded Accounts”)) as soon as possible and in any event within 120 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). During a Cash Dominion Trigger Period (as defined below), all amounts in controlled Concentration Accounts will be swept into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds (including an aggregate cap) consistent with the ABL Documentation Principles (which shall include maintenance of funds by the Borrowers and Guarantors, subject to customary limitations, for purposes of funding ongoing operations and working capital requirements (including payroll, employee wages and benefits, payment of taxes and all other ordinary course obligations), including when extensions of credit are not permitted under the ABL Facility).

A “Cash Dominion Trigger Event” shall occur when a Specified Default (defined below) has occurred or Excess Availability either (x) for a period of five consecutive days is less than the greater of (a) 10.0% of the Line Cap and (b) $200.0 million or (y) is less than the greater of (a) 7.5% of the Line Cap and (b) $137.5 million. A “Cash Dominion Trigger Period” shall commence upon the occurrence of a Cash Dominion Trigger Event and shall continue until the date that no Specified Default shall have

[ABL Facility Term Sheet]

existed and Excess Availability shall have been not less than the greater of (a) 10.0% of the Line Cap and (b) $200.0 million at any time during 20 consecutive calendar days. A Cash Dominion Trigger Period may not be cured or suspended more than three (3) times in any four (4) fiscal quarter period.

“Specified Default” shall mean any payment or bankruptcy or insolvency event of default, any event of default arising from failure to comply with Borrowing Base requirements (i.e. failure to deliver a Borrowing Base Certificate for a period of five days after notice or a material breach of a representation and warranty therein), failure to comply with cash management provisions relating to cash dominion or failure to comply with the Financial Covenant described below to the extent in effect.

Mandatory Prepayments:

If at any time the sum of the outstandings under the ABL Facility (including ABL Loans, Letters of Credit outstandings and swingline borrowings thereunder) exceeds the Line Cap, prepayments of ABL Loans and/or swingline borrowings (and/or cash collateralization of Letters of Credit) shall be required in an amount equal to such excess within one business day.

The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of ABL Commitments and amounts prepaid may be reborrowed, subject to the Line Cap.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Commitments and prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts and with notice periods to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR (as defined in Annex I hereto) borrowings other than on the last day of the relevant interest period.

Documentation:	The definitive documentation for the ABL Facility (the “ABL Facility Documentation”) will contain the terms set forth in this Exhibit C and will otherwise give due regard to (x) precedent asset-based facility documentations for financings of comparable size (with reasonable modifications to the mechanical and agency provisions to reflect the administrative requirements of the ABL Administrative Agent) and (y) the Term Loan Documentation (after giving effect to the specific terms set forth in this Exhibit C and replacing certain grower and builder baskets with baskets contingent upon meeting the Payment Conditions), as modified to reflect the operational and strategic requirements of the Borrowers and their subsidiaries (after giving effect to the Transactions) in light of their size, industries, total assets, businesses and business practices, locations, operations, financial accounting, the Projections and the Model (as defined in Exhibit B) (in each case giving due regard to certain exceptions set forth the DG ABL Precedent) (such precedents and requirements, the “ABL Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the ABL Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions Precedent to Initial Borrowing” section below and in Exhibit E to the Commitment Letter.

[ABL Facility Term Sheet]

Limited Condition Acquisition:

For purposes of (i) determining compliance with any provision of the ABL Facility Documentation which requires the calculation of the Fixed Charge Coverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the ABL Facility Documentation (including baskets measured as a percentage of EBITDA (as defined in Exhibit B)), in each case, in connection with an acquisition by one or more of the Borrowers and their restricted subsidiaries of any assets, business or person permitted to be acquired by the ABL Facility Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with. Notwithstanding the forgoing, no LCA Election may be made in connection with a Limited Condition Acquisition to be funded with the ABL Facility (other than a last-out Incremental ABL Facility).

For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the financial ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such financial ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) solely as a result of fluctuations in EBITDA (as opposed to any incurrence, disposition or restricted payment) at or prior to the consummation of the relevant transaction or action, such baskets or financial ratios will not be deemed to have been exceeded as a result of such fluctuations.

If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability with respect to restricted payments on or following such date of the execution of the definitive agreement and prior to the earlier of the date on which such acquisition is consummated or such definitive agreement is terminated or expires without consummation of such acquisition, any such financial ratio or basket shall be calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition has been consummated and also calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition has not been consummated.

[ABL Facility Term Sheet]

Representations and Warranties:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries): organizational status; power and authority, qualification, execution, delivery and enforceability of ABL Facility Documentation; with respect to the execution, delivery and performance of the ABL Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements (including existing material indebtedness); litigation; Federal Reserve margin regulations; material governmental approvals with respect to the execution, delivery and performance of the ABL Facility Documentation; Investment Company Act; PATRIOT Act; use of proceeds will not violate OFAC and FCPA; accuracy of disclosure, Borrowing Base Certificates and financial statements; since the Closing Date, no Material Adverse Effect (to be defined in a manner consistent with the Term Loan Documentation Precedent); taxes; ERISA; subsidiaries; intellectual property; creation, validity, priority and perfection of security interests; environmental laws; properties; use of proceeds; consolidated closing date solvency; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the ABL Documentation Principles.

Conditions Precedent to Initial Extension of Credit:

The initial extension of credit under the ABL Facility will be subject solely to (i)(x) the applicable conditions set forth in Exhibit E to the Commitment Letter, (y) the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice and (ii) availability under the Line Cap.

All representations and warranties in the ABL Facility Documentation will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Facilities.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit will be conditioned upon: delivery of notice, accuracy of representations and warranties in all material respects (except to the extent such representation is qualified by materiality, in which case accuracy in all respects), absence of defaults and availability under the Line Cap.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries): delivery of annual and quarterly financial statements and other information, including an annual budget (with 90 days for delivery of the first annual financial statements, and 60 and 45 days for annual and quarterly financials thereafter, respectively), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to

[ABL Facility Term Sheet]

“going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any of the Facilities within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); delivery of Borrowing Base Certificates (as specified above); delivery of quarterly compliance certificates; delivery of notices of defaults and certain material events; inspections (including books and records and, at the Borrowers’ expense, one field exam and one inventory appraisal in any calendar year, increasing in frequency to up to two field exams and two inventory appraisals at the Borrowers’ expense in any calendar year to the extent Excess Availability is less than the greater of 15% of the Line Cap and $200 million); maintenance of organizational existence and rights and privileges; maintenance of insurance; payment of taxes; corporate franchises; compliance with laws (including environmental laws, OFAC and FCPA); ERISA; good repair; transactions with affiliates; changes in fiscal year; additional guarantors and collateral; use of proceeds; changes in lines of business; and further assurances on collateral matters; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the ABL Documentation Principles, including a provision pursuant to which any information covenant may be complied with by making the applicable information publicly available through filings with the SEC.

Negative Covenants:

Limited to (to be applicable to the Borrowers and their restricted subsidiaries): limitations on the incurrence of debt; liens; fundamental changes; restrictions on subsidiary distributions; asset sales (which shall be permitted subject to (i) a 75% cash consideration requirement (with the ability to designate certain non-cash assets as cash), (ii) with respect to certain asset sales, a fair market value requirement, and (iii) a requirement to deliver an updated Borrowing Base Certificate if more than 10% of borrowing base assets are being disposed of); and restricted payments (including investments and prepayments, repurchases or redemptions of junior lien and payment subordinated indebtedness and the Notes) which shall allow for separate baskets for each of dividends, investments and prepayments, repurchases or redemptions of junior lien and payment subordinated indebtedness and the Notes, each in an amount to be agreed (but for the avoidance of doubt, excluding indebtedness having pari passu liens on ABL Priority Collateral).

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the ABL Facility Documentation that are substantially consistent with the exceptions, qualifications, to the extent applicable, and “baskets” set forth in Term Loan Documentation Precedent (as defined in Exhibit B) (as modified to reflect the ABL Documentation Principles); provided that, subject to the ABL Documentation Principles, (a) the monetary baskets shall be agreed and (b) certain transactions, including Permitted Acquisitions, shall also require satisfaction of the Payment Conditions described below.

[ABL Facility Term Sheet]

The Borrowers or any restricted subsidiary will, in any case, be permitted, (a) if and as long as the Payment Conditions are met, to incur indebtedness on terms and conditions no less favorable than those in the Term Loan Documentation, and (b) to make restricted payments using the Available Equity Basket (subject to no continuing event of default) and certain other restricted payments to be agreed upon consistent with the ABL Documentation Principles.

The ABL Facility will also permit (i) unlimited restricted payments (which shall also consist of investments and prepayments, repurchases or redemptions of junior lien and payment subordinated indebtedness and the Notes), and (ii) the incurrence of additional indebtedness (provided, any such indebtedness shall require no scheduled principal payments on or prior to the date that is 6 months after the final maturity date of the ABL Facility) so long as the Payment Conditions are satisfied at the time of such restricted payment or incurrence.

“Payment Conditions” shall mean the following: (i) no event of default exists or would arise after giving effect to the relevant transactions, (ii) pro forma compliance for the four fiscal quarters most recently preceding such transaction or payment for which financial statements have been delivered with a Fixed Charge Coverage Ratio of 1.00:1.00 and (iii) the Borrowers’ having pro forma Excess Availability giving effect to such transactions as of the date of such transaction and with a 30-day lookback in excess of the greater of (x) 12.5% of the Line Cap and (y) $262.5 million (except for restricted payments, which shall be the greater of (x) 15.0% of the Line Cap and (y) $325.0 million); provided however that the condition set forth in clause (ii) shall not be applicable if the Borrowers have pro forma Excess Availability giving effect to such transactions as of the date of such transaction and with a 30-day lookback in excess of the greater of (x) 17.5% of the Line Cap and (y) $387.5 million (except for restricted payments which shall be the greater of 20.0% of the Line Cap and $450.0 million).

Financial Covenant:	If Excess Availability is less than the greater of (a) 10% of the Line Cap and (b) $200.0 million at any time, the Borrowers shall comply with a minimum Fixed Charge Coverage Ratio (as defined below) for the most recent period of four consecutive fiscal quarters for which financial statements are available of at least 1.00:1.00 and shall continue for a period ending on the date that Excess Availability shall have been not less than the greater of (a) 10% of the Line Cap and (b) $200.0 million at any time during 20 consecutive calendar days (such period, a “Compliance Period”). “Fixed Charge Coverage Ratio” shall mean (a) EBITDA (as defined in Exhibit B) minus cash taxes minus unfinanced cash capital expenditures to (b) (1) Consolidated Interest Expense (as defined on Exhibit B) plus (2) scheduled principal amortization of indebtedness for borrowed money (including capital lease obligation payments) plus (3) the amount of distributions made in reliance on the Payment Conditions made during the prior four fiscal quarters, of at least 1.00 to 1.00 on a trailing four quarter basis and tested (i) immediately upon trigger based on the most recently completed fiscal quarter for which financial statements were (or were required to have been) delivered and (ii) on the last day of each fiscal quarter of the Borrowers ending during a Compliance Period.

[ABL Facility Term Sheet]

For purposes of determining compliance with the financial covenant in respect of the ABL Facility, any cash equity contribution (which equity shall be common equity or qualified equity) made to the Parent Borrower after the end of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for any fiscal quarter will, at the request of the Parent Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in pro forma compliance with the financial covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the ABL Facility, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the ABL Facility Documentation other than for determining compliance with the financial covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions) and (e) no Lender under the ABL Facility shall be required to make any extension of credit during the 10 business day period referred to above.

Events of Default:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than failure to deliver the Borrowing Base Certificate (in which case a 5 business day cure period shall apply), notices of default and maintenance of the existence of a Borrower, failure to comply with the cash management covenant during a Cash Dominion Trigger Period and the use of proceeds covenant, in which cases no cure period shall apply), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to material indebtedness; bankruptcy and insolvency of a Borrower or any significant restricted subsidiary of the Parent Borrower (with a 60 day grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control, subject to thresholds, notice and grace period provisions consistent with the ABL Documentation Principles provided that it shall be an automatic event of default if the Acquisition is consummated pursuant to the Tender Offer and the Second-Step Merger is not consummated by 11:59 pm on the Closing Date.

[ABL Facility Term Sheet]

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of non-Defaulting Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility held by non-Defaulting Lenders, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction of principal, interest or fees), (C) extensions or postponement of final maturity (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute such an extension or postponement), and (D) releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of Lenders holding more than 66 2⁄3% of the aggregate amount of ABL Loans and ABL Commitments held by non-Defaulting Lenders shall be required with respect to modifications to the Borrowing Base that would increase advance rates or otherwise have the effect of increasing the availability thereunder (including changes in eligibility criteria), other than changes in reserves implemented by the ABL Administrative Agent in its reasonable discretion, (iii) the consent of 100% of the Lenders will be required with respect to modifications to (A) the order of certain payments under the ABL Facility Documentation and (B) any of the voting percentages and (iv) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided.

Replacement of Lenders/Defaulting Lenders:

The ABL Facility shall contain provisions permitting the Borrowers to replace (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto and (ii) Defaulting Lenders.

The ABL Facility will contain terms relating to Defaulting Lenders substantially consistent with the DG ABL Precedent.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any ABL Lender to make available its portion of any incurrence of loans or reimbursement obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, (ii) the failure of any ABL Lender to pay over to the ABL Administrative Agent, any Swingline Lender, any Issuing Bank or any other ABL Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) an ABL Lender has notified a Borrower, any ABL Lender or the ABL Administrative Agent that it does not intend to comply with its funding obligations under the ABL Facility

[ABL Facility Term Sheet]

or has stated publicly that it will generally not comply with its funding obligations under loan agreements, credit agreements and other similar agreements (iv) an ABL Lender has failed, within three Business Days after request by the ABL Administrative Agent, the Borrower, any Swingline Lender, any Issuing Bank or any other ABL Lender to confirm that it will comply with its funding obligations under the ABL Facility (until such confirmation has been received) or (v) an ABL Lender has admitted in writing that it is insolvent or such ABL Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any ABL Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any ABL Lender or any person that directly or indirectly controls such ABL Lender by a governmental authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or governmental authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person.

Notwithstanding anything to the contrary set forth herein, the ABL Facility shall provide that the Parent Borrower may at any time and from time to time request that all or a portion of any ABL Commitments (and ABL Loans made pursuant thereto) of the Borrowers be converted to extend the scheduled maturity date(s) thereof with respect to all or a portion of such outstanding ABL Commitments and ABL Loans (any such ABL Commitments which have been so converted, “Extended Commitments”; the ABL Loans relating thereto, “Extended Loans”) and upon such request of the Parent Borrower any individual Lender shall have the right to agree to extend the maturity date of its ABL Commitments and outstanding ABL Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class. The terms of Extended Commitments and Extended Loans shall be substantially similar to the ABL Commitments and ABL Loans of the existing class from which they are converted except for interest rates (with any difference being applicable after the scheduled maturity date), fees, final maturity date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Commitments and Extended Loans and certain other customary provisions to be agreed.

[ABL Facility Term Sheet]

Cost and Yield Protection:	The ABL Facility Documentation will include cost and yield protection provisions (including customary Dodd-Frank and Basel III provisions, to apply to the extent the applicable ABL Lender is generally imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities), with provisions protecting the ABL Lenders from withholding tax liabilities consistent with the Term Loan Documentation Precedent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when ABL Lenders holding a majority of the ABL Loans have made such a request. The ABL Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrowers to replace a ABL Lender who asserts such claim without premium or penalty.

Assignments and Participations:	The ABL Lenders will be permitted to assign (other than to Disqualified Lenders or to the Borrowers or any affiliates of the Borrowers) ABL Loans and ABL Commitments with the consent of the Parent Borrower (not to be unreasonably withheld or delayed) (any such consent shall be deemed to be given after 15 business days’ notice if the Parent Borrower has failed to respond to a request to consent to an assignment), the Swingline Lender and the principal Issuing Lenders; provided, that upon request by any ABL Lender, the list of Disqualified Lenders shall be made available to such ABL Lender; provided, further that the ABL Administrative Agent shall not be liable for any assignments made by any ABL Lender to a Disqualified Lender; provided, further that any supplement to the list of Disqualified Lenders shall not apply retroactively to disqualify any person that previously acquired an assignment, participation or allocation in an ABL Facility; provided, further that no consent of the Parent Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to any Borrower) or (ii) in the case of an assignment to an ABL Lender, an affiliate of an ABL Lender or approved fund of an ABL Lender. All assignments will require the consent of the ABL Administrative Agent, not to be unreasonably withheld or delayed. Assignments to natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $25.0 million or, if less, all of such Lender’s remaining loans and commitments of the applicable class. The ABL Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the ABL Administrative Agent).

The ABL Lenders will be permitted to sell participations in the ABL Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

[ABL Facility Term Sheet]

Expenses and Indemnification:	The Borrowers shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the ABL Facility and the preparation, execution, delivery, administration (including the costs and expenses of field examinations and appraisals, subject to the frequency limits set forth above under “Affirmative Covenants”), amendment, waiver or modification and enforcement of the ABL Facility Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Parent Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrowers will indemnify and hold harmless the ABL Lead Arrangers, the ABL Administrative Agent, the Commitment Parties and the ABL Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors and assigns of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, in each case, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to the Transactions (including the financing contemplated hereby) (any of the foregoing, a “Proceeding”) (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by any Borrower or any other person) and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of the ABL Facility Documentation by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a Proceeding brought by a Credit Party, a breach) of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any claim, litigation, investigation or other proceeding not arising from any act or omission by any Borrower or its affiliates that is brought

[ABL Facility Term Sheet]

by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Swingline Lender or any ABL Lead Arranger, ABL Administrative Agent or Issuing Lender in their capacity as such).

Governing Law and Forum:	New York.

Counsel to the Agents:	Latham & Watkins LLP.

[ABL Facility Term Sheet]

ANNEX I

EXHIBIT C

Interest Rates:	The interest rates under the ABL Facility will be as follows:

Until the date that is 3 months after the Closing Date, at the option of the Parent Borrower, initially, Adjusted LIBOR or ABR, in each case plus the interest margin applicable thereto at Level II set forth below. From and after the date that is 3 months after the Closing Date, the foregoing interest margins will be subject to a pricing grid based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Level	Average Excess Availability	Applicable Margin
		Base Rate	Adjusted LIBOR
I	Greater than or equal to 66 2⁄3%	0.25%	1.25%
II	Greater than or equal to 33 1⁄3% but less than 66 2⁄3%	0.50%	1.50%
III	Less than 33 1⁄3%	0.75%	1.75%

The Parent Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

“ABR” is the higher of (i) the rate of interest publicly announced by the ABL Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.50%.

“Adjusted LIBOR” is the London interbank offered rate for dollars, for the relevant interest period, adjusted for statutory reserve requirements.

Letter of Credit Fees:	A per annum fee equal to (a) in the case of trade Letters of Credit, 50% of the spread over Adjusted LIBOR under the ABL Facility and (b) in the case of standby Letters of Credit, 100% of the spread over Adjusted LIBOR under the ABL Facility will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the non-Defaulting Lenders participating in the ABL Facility pro rata in

[ABL Facility Term Sheet]

accordance with the amount of each such Lender’s ABL Commitment. In addition, the Borrowers shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% (the “Fronting Fee Spread”)of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Parent Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.25% on the undrawn portion of ABL Commitments, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the ABL Commitments, calculated based on the number of days elapsed in a 360-day year.

[ABL Facility Term Sheet]

C-2

CONFIDENTIAL	EXHIBIT D

Acquisition of Family Dollar Stores, Inc.

$3.25 billion Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other exhibits thereto.

Borrower:	The Borrower under the Senior Secured Facilities (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent and Bridge Syndication Agent:	Citi will act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Bridge Lead Arrangers (as defined below) and the Borrower, excluding any Disqualified Lender (together with the Initial Bridge Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role and Goldman Sachs will act as syndication agent in respect of the Bridge Facility.

Bridge Lead Arrangers:	Citi, Goldman Sachs, HSBC Securities, Mizuho Bank and PNC Securities (each in such capacity, a “Bridge Lead Arranger”) and will perform the duties customarily associated with such roles. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate for the purposes described herein.

Senior Co-Managers:	BMO Capital Markets, KCM, MCSCM, MUFG and Regions Bank will act as senior co-managers (the “Bridge Facility Senior Co-Managers” and each in such capacity, a “Bridge Facility Senior Co-Manager”). “MUFG” shall mean MUFG Union Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mitsubishi UFJ Securities (USA), Inc. and/or any of their subsidiaries as they collectively deem appropriate to provide the services contemplated herein.

Senior Unsecured Bridge Loans:	The Bridge Lenders will make senior unsecured increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $3.25 billion plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date in connection with the issuance of the Notes or any other Securities (as defined in the Fee Letter) on the Closing Date (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus the amount of gross proceeds from Notes or Securities issued (i) on the Closing Date or (ii) prior to the Closing Date, with the proceeds thereof deposited into an escrow account pending release on the Closing Date. The Bridge Loans shall be available to be drawn in U.S. Dollars only.

Availability:	The Bridge Lenders will make the Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Senior Secured Facilities. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

[Bridge Facility]

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Senior Secured Facilities, the proceeds from the issuance of the Notes and/or the Securities and cash on hand of the Company and Dollar General, to provide Acquisition Funds.

Ranking:	The Bridge Loans will rank equal in right of payment with the Senior Secured Facilities and other senior indebtedness of the Borrower and will not be secured.

Guarantees:	All obligations of the Borrower under the Bridge Facility will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities. The Bridge Guarantees will rank equal in right of payment with the guarantees of the Senior Secured Facilities.

Security:	None.

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Bridge Loans will be automatically converted into a senior unsecured term loan (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”. On the Conversion Date or on the 15th calendar day of each month after the Conversion Date, at the option of the applicable Bridge Lender, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $500.0 million in aggregate principal amount of Exchange Notes.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Bridge Loans except as set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The Extended Term Loans and the Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) plus 500 basis points (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR plus the Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin together with each 50 basis point increase therein described above, the “Applicable Margin”). “LIBOR” means the London interbank offered rate for dollars for the relevant interest period; provided that with respect to the Bridge Facility, LIBOR shall be deemed to be no less than 1.00% per annum.

[Bridge Facility]

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at a rate equal to the Total Cap.

Interest Payments:	Interest on the Bridge Loans will be payable in arrears at the end of each three-month interest period and on the Initial Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	During the continuance of any payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loan, Extended Term Loans or Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Notes and/or the Securities; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at an issue price above the price at which such Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Initial Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Initial Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loans held by other Bridge Lenders; (ii) the net cash proceeds from the issuance of any Bridge Loan Refinancing Debt (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) by the Borrower or any of its restricted subsidiaries; and (iii) the net cash proceeds from any non-ordinary course asset sales or receipt of net cash proceeds of insurance resulting from a casualty or condemnation event, by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities, in each case, with exceptions and baskets consistent with the Bridge/Bond Documentation Principles. The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Bridge/Bond Documentation Principles. These mandatory prepayment provisions will not apply to the Extended Term Loans.

[Bridge Facility]

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms set forth in this Exhibit D and shall be substantially consistent with the Gates Global LLC 2022 Senior Notes Indenture (the “Precedent Indenture”) (reflecting, in the case of the Bridge Facility or Extended Term Loans, credit agreement format, but not including (i) permitted restricted payments following an initial public offering subject to a percentage of market capitalization, (ii) a basket for contribution indebtedness in an amount greater than 100% of the amount of equity contributed or (iii) solely with respect to the Bridge Facility, the inapplicability of covenants and other provisions and requirements upon the obtaining by the Borrower of an investment grade rating from S&P or Moody’s) as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industries, total assets, businesses and business practices, locations, operations, financial accounting, the Projections and the Model (as defined in Exhibit B) and, in any event, except with respect to the Bridge Facility, including provisions consistent with the Precedent Indenture related to the inapplicability of covenants and other provisions and requirements upon the obtaining by the Borrower of an investment grade rating from S&P or Moody’s (such precedent, provisions and requirements, the “Bridge/Bond Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions to Borrowing” section below and in Exhibit E to the Commitment Letter.

Conditions to Borrowing:	The availability of the borrowing under the Bridge Facility on the Closing Date will be subject solely to (x) the applicable conditions set forth in Exhibit E to the Commitment Letter, (y) the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice.

Representations and Warranties:	The Bridge Loan Documentation will contain representations and warranties as are substantially similar to those for the Senior Secured Facilities, but in any event are no less favorable to the Borrower than those in the Senior Secured Facilities, including as to exceptions and qualifications.

Covenants:	The Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants consistent with the Precedent Indenture (but not including (i) permitted restricted payments following an initial public offering subject to a percentage of market capitalization, (ii) a basket for contribution indebtedness in an amount greater than 100% of the amount of equity contributed or (iii) solely with respect to the Bridge Facility, the inapplicability of covenants and other provisions and requirements upon the obtaining by the Borrower of an investment grade rating from S&P or Moody’s), with changes as are consistent with provisions customarily

[Bridge Facility]

found in high yield indentures of comparable issuers (and consistent with the Bridge/Bond Documentation Principles). Notwithstanding the foregoing, the provision relating to financial calculations for limited condition acquisitions will be substantially consistent with the comparable provision of the Term Loan Facility and the definition of “EBITDA” will provide (i) that “run rate” cost savings, operating expense reductions and synergies that result or are expected to result from actions taken or expected to be taken more than 24 months after the date of the Transactions or other strategic transactions, as applicable, will not be added back and (ii) that the aggregate amount of adjustments made pursuant to the corresponding provisions from the Precedent Indenture to clauses (c), (d) and (e) of the definition of EBITDA applicable to the Term Loan for any applicable period shall not exceed 20% of EBITDA for such corresponding period (calculated before giving effect to any such adjustments). Prior to the Initial Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Bridge Lead Arrangers and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge/Bond Documentation Principles; provided that it shall be an automatic event of default if the Acquisition is consummated pursuant to the Tender Offer and the Second-Step Merger is not consummated by 11:59 pm on the Closing Date.

Cost and Yield Protection:	The Bridge Loan Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Term Facility Documentation.

Assignment and Participation:	The Bridge Lenders will have the right to assign Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, any Initial Bridge Lender (together with its affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans funded by such Initial Bridge Lender on the Closing Date.

The Bridge Lenders will have the right to participate their Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

[Bridge Facility]

The Bridge Facility Documentation shall provide that Bridge Loans may be purchased by the Borrower and its affiliates and assigned on a non-pro rata basis through (i) open market purchases and (ii) Dutch or similar auction procedures that are offered to all Bridge Lenders on a pro rata basis in accordance with customary procedures and subject to customary restrictions to be agreed; provided that any such Bridge Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto).

Voting:	Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent with the Bridge/Bond Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Loan Documentation, the ABL Facility Documentation or the Term Loan Documentation) and (b) the consent of 100% of the Bridge Lenders will be required with respect to modifications to any of the voting percentages.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Bridge Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Bridge Facility Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Bridge Lead Arrangers, the Bridge Administrative Agent, the Commitment Parties and the Bridge Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors and assigns of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, in each case, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to the Transactions (including the financing contemplated hereby) (any of the foregoing, a “Proceeding”) (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of the Bridge Facility Documentation by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate

[Bridge Facility]

jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a Proceeding brought by a Credit Party, a breach) of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any claim, litigation, investigation or other proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Bridge Lead Arranger or Bridge Administrative Agent in their capacity as such).

Governing Law:	New York.

Counsel to the Bridge Administrative Agent and Bridge Lead Arrangers:	Latham & Watkins LLP.

[Bridge Facility]

ANNEX I to

EXHIBIT D

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	During the continuance of any payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Security:	None.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, which shall require the Borrower to offer to prepay at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of prepayment) and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time. In the event of a Demand Failure Event except as otherwise limited by the provision set forth in the Fee Letter entitled “Securities Demand”, the Extended Term Loans shall be subject to the “Optional Redemption” provisions applicable to the Exchange Notes.

Governing Law:	New York.

[Extended Term Loans]

ANNEX II to

EXHIBIT D

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $500.0 million.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Default Rate:	During the continuance of any payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans and Extended Term Loans.

Guarantees:	Same as the Bridge Loans and Extended Term Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities, with such proceeds being applied to the Extended Term Loans, the Exchange Notes, and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Bridge/Bond Documentation Principles.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued and unpaid interest plus a premium

[Exchange Notes]

equal to 75% of the coupon on such Exchange Note during the fourth year after the Closing Date, which call premium shall be reduced to 50% during the fifth year after the Closing Date, 25% during the sixth year after the Closing Date and 0% thereafter.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points, plus accrued and unpaid interest to the date of redemption.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued and unpaid interest on such Exchange Notes on terms consistent with the Bridge/Bond Documentation Principles.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Bridge/Bond Documentation Principles. Prior to a Demand Failure Event, any Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Bridge/Bond Documentation Principles.

Modification:	Consistent with the Bridge/Bond Documentation Principles.

Registration Rights:	The Issuer shall use commercially reasonable efforts to file, within 270 days after the first issuance of the Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”). If a Shelf Registration Statement is filed, the Issuer will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until all Exchange Notes have been resold; provided that in no event shall the Issuer be required to keep such Shelf Registration Statement effective and available for more than two years following the Initial Bridge Loan Maturity Date. If within 365 days from the Issue Date (the “Effectiveness Date”), a Shelf Registration Statement has not been declared effective, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of the Exchange Notes (which rate of additional interest shall increase by 0.25% per annum after 90 days after the Effectiveness Date to a maximum of 1.00% per annum) to the holder of such Exchange Note, from and including the 365th day after the Issue Date to but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note. The Issuer will also pay such additional interest to the holder of an Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder, subject to the time limitations set forth in the second sentence of this paragraph. All accrued additional interest will be paid in arrears on each semi-annual interest payment date.

[Exchange Notes]

D-II-2

To the extent permitted by the applicable SEC no-action letters relating to such exchange offers with respect to all holders of the Exchange Notes, in lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement with respect to notes having terms identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Issuer offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes so long as the holders thereof will be able to freely transfer the Substitute Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Issuer will pay additional interest for the same periods and at the same rates as described in the previous paragraph.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Exchange Notes will be incurrence-based covenants consistent with the Precedent Indenture (but not including (i) permitted restricted payments following an initial public offering subject to a percentage of market capitalization or (ii) a basket for contribution indebtedness in an amount greater than 100% of the amount of equity contributed), with changes as are consistent with provisions customarily found in high yield indentures of comparable U.S.-based issuers (and consistent with the Bridge/Bond Documentation Principles).

Events of Default:	Consistent with the Bridge/Bond Documentation Principles.

Governing Law:	New York.

[Exchange Notes]

D-II-3

EXHIBIT E

Acquisition of Family Dollar Stores, Inc.

Summary of Additional Conditions

The availability and initial funding on the Closing Date of each of the Facilities shall be subject to the satisfaction (or waiver by the Lead Arrangers) of the following conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities, shall be consummated in all material respects in accordance with the terms of the Tender Offer as of the Signing Date (and/or, once applicable and subject to the last sentence of this paragraph, the Merger Agreement), without giving effect to any modifications, amendments or express waivers or consents by you or Newco thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Lead Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” contained in the Tender Offer or the Merger Agreement shall be deemed to be materially adverse to the Lenders, (b) any extension of the expiration date that does not extend the Tender Offer beyond the Commitment Termination Date shall not be deemed to be materially adverse to the Lenders, (c) any modification, amendment or express waiver or consent in respect of the Minimum Tender Condition, the Termination Condition, the Merger Agreement Condition, the Support Agreements Condition, the Section 203 Condition, the Rights Condition, the HSR Condition (each as defined in the Tender Offer as of the Signing Date)) or the condition described in Section 14(ii) of the Tender Offer as of the Signing Date shall require the consent of the Lead Arrangers (not to be unreasonably withheld, conditioned or delayed) if such modification, amendment or express waiver or consent is materially adverse to the Lenders in their capacities as such, (d) any modification, amendment or express waiver or consent by you or Newco that increases or reduces the consideration to be paid for Shares under the Tender Offer or the Merger Agreement shall not be deemed to be materially adverse to the Lenders, so long as (i) any such increase in such consideration shall be funded solely with the net proceeds of any equity contributed to Dollar General or borrowings under the ABL Facility consistent with the ABL Facility Term Sheet and (ii) any such reduction in such consideration shall be allocated first, to reduce the Bridge Facility (and, if applicable, the Notes), second, to reduce the Term Loan Facility and, third, to reduce the ABL Facility and (e) any modification, amendment, waiver or consent reflecting the entering into a Merger Agreement (consistent with the following sentence) and related matters shall not be deemed to be materially adverse to the Lenders). The merger agreement with respect to the Acquisition by you, Newco and the Company, whether in lieu of or in connection with the Tender Offer (such merger agreement, the “Merger Agreement”), together with all exhibits, annexes and schedules thereto, shall not be inconsistent with the Competitor Acquisition Agreement, as adjusted in the manner described in the Tender Offer as of the Signing Date and subject to such other changes and modifications which are not materially adverse to the Lenders in their capacities as such; provided that any exhibits, annexes or schedules to the Merger Agreement containing information that is not publicly available as of the Signing Date shall be deemed to be a change that is materially adverse to the Lenders in their capacities as such (even if such exhibits, annexes or schedules are consistent with the Competitor Acquisition Agreement), if the content of such exhibits, annexes or schedules, as applicable, is inconsistent with the public disclosures of the Company as of the Signing Date in a manner that is materially adverse to the Lenders in their capacities as such.

2. Since the Signing Date, there shall not have been any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. “Material Adverse Effect” means, with respect to the Company, any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that, with respect to each of clause (i) and (ii), Material Adverse Effect shall not be deemed to include the impact of (A) changes in GAAP or any official interpretation or enforcement thereof, (B) changes in laws of general applicability to companies in the industries in which the Company and its subsidiaries operate or any official interpretation or enforcement thereof by governmental entities, (C) changes in global, national or regional political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which the Company and its subsidiaries operate, (D) changes in weather or climate, including any snowstorm, hurricane, flood, tornado, earthquake, natural disaster or other act of nature, (E) the announcement or pendency of the Tender Offer or the Competitor Acquisition Agreement (or compliance with Section 5.6, Section 5.12, Section 5.13 or Section 5.14 (or, other than when used in Section 3.3(b) and Section 3.3(c), Article I and Article II) of the Competitor Acquisition Agreement) (including, for the avoidance of doubt, any reaction to such announcement or pendency from employees, suppliers, customers, distributors or other persons with business relationships with such party or any of its subsidiaries), (F) a decline in the trading price or trading volume of Shares, or the failure, in and of itself, to meet any projections, guidance, budgets, forecasts or estimates, but not, in any case, including the underlying causes thereof, (G) any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Tender Offer, Competitor Acquisition Agreement or the transactions contemplated hereby or thereby, (H) any action taken or omitted to be taken by the Company or any of its subsidiaries at the written request of you (with the consent of the Lead Arrangers) or (I) with respect to clause (ii) only, the authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings described in clauses (i) – (viii) of Section 3.3(b) of the Competitor Acquisition Agreement (except to the extent the matter preventing or materially impairing the ability of the Company to timely consummate the transactions contemplated hereby constitutes or results from a breach of the Competitor Acquisition Agreement by the Company); except, with respect to clauses (A), (B), (C) or (D), to the extent that such impact is disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its subsidiaries operate.

3. Substantially simultaneously with the initial borrowing under the Facilities (determined consistent with the Funding Conditions Provision), the Refinancing Transactions shall be consummated.

4. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously (determined consistent with the Funding Conditions Provision), paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

5. The Lead Arrangers shall have received (a) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as at August 27, 2011, August 25, 2012 and August 31, 2013, and the related audited consolidated statements of income, cash flows and stockholders’ equity of the Company and its consolidated subsidiaries for the years ended August 27, 2011, August 25, 2012 and August 31, 2013 and for each subsequent fiscal year ended at least 60 days before the Closing Date, and (b) the unaudited interim consolidated balance sheets of the Company and its subsidiaries for each subsequent fiscal quarter (other than the fiscal quarter ended August 30, 2014) ended at least 40 days before the Closing Date, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity of the Company and its subsidiaries for each subsequent fiscal quarter (other than the fiscal quarter ended August 30, 2014) ended at least 40 days before the Closing Date. The Lead Arrangers hereby acknowledge receipt of the audited and unaudited financial statements referred to in clauses (a) and (b) above as of, and for the years ended, August 27, 2011, August 25, 2012 and August 31, 2013 and the fiscal quarters ended November 30, 2013, March 1, 2014 and May 31, 2014.

[Summary of Additional Conditions]

6. The Lead Arrangers shall have received (a) the audited consolidated balance sheets of Dollar General and its consolidated subsidiaries as at February 3, 2012, February 1, 2013 and January 31, 2014, and the related audited consolidated statements of income, cash flows and stockholders’ equity of Dollar General and its consolidated subsidiaries for the years ended February 3, 2012, February 1, 2013 and January 31, 2014 and for each subsequent fiscal year ended at least 60 days before the Closing Date, and (b) the unaudited interim consolidated balance sheets of Dollar General and its subsidiaries for each subsequent fiscal quarter (other than the fiscal quarter ended January 30, 2015) ended at least 40 days before the Closing Date, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity of Dollar General and its subsidiaries and for each subsequent fiscal quarter ended (other than the fiscal quarter ended January 30, 2015) at least 40 days before the Closing Date. The Lead Arrangers hereby acknowledge receipt of the audited and unaudited financial statements referred to in clauses (a) and (b) above as of, and for the years ended February 3, 2012, February 1, 2013 and January 31, 2014 and the fiscal quarter ended May 2, 2014.

7. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 40 days prior to the Closing Date (or 60 days prior to the Closing Date in case such four fiscal quarter period is the end of the Company’s or the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

8. With respect to the Bridge Facility, (a) investment banks (the “Investment Banks”) shall have been engaged to privately place the Notes pursuant to the amended and restated engagement letter dated the date hereof among the Investment Banks and you, and each shall have received (i) a customary preliminary offering memorandum containing, or incorporating by reference to filings publicly made by the Borrower and/or the Company with the SEC, (A) all customary information (other than a “description of notes” and information customarily provided by the Investment Banks or their counsel or advisors), including financial statements (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Borrower presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of the Borrower and the Company in connection with the offering of the Notes (and the Borrower shall have made all commercially reasonable efforts to provide the Investment Banks with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort),

[Summary of Additional Conditions]

which such accountants are prepared to issue upon completion of customary procedures) and (b) the Investment Banks shall have been afforded a period of at least 15 consecutive business days after receipt of the information described in clause (a)(i) (the “Notes Marketing Period”) to seek to place the Notes with qualified purchasers thereof; provided that, (i) November 28, 2014 shall not be considered a business day for the purposes of calculating the Notes Marketing Period (and there shall not be a failure to achieve 15 consecutive business days solely by reason of such exclusion), (ii) if the Notes Marketing Period shall not have ended prior to December 19, 2014, it shall not commence prior to January 5, 2015 and (iii) if the Notes Marketing Period shall not have ended prior to August 21, 2015, it shall not commence prior to September 8, 2015.

9. The Administrative Agents shall have received at least two business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agents at least ten business days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. Subject in all respects to the Funding Conditions Provisions, (a) the Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect and (b) with respect to the Senior Secured Facilities, all documents and instruments required to create and perfect the Bank Administrative Agents’ security interests in the Collateral shall have been executed and delivered by each Credit Party party thereto on the Closing Date and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for the liens permitted under the ABL Facility Documentation and the Term Loan Documentation.

11. Subject in all respects to the Funding Conditions Provisions, (a) the ABL Facility Documentation, the Term Loan Documentation and, if applicable, the Bridge Facility Documentation (collectively, the “Facilities Documentation”) (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets, the Term Loan Documentation Principles, the ABL Documentation Principles and the Bridge/Bond Documentation Principles, as applicable) shall have been executed and delivered by the Credit Parties and (b) customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex E-I attached hereto, certified by a senior authorized financial executive officer of the Borrower) shall have been delivered to the Lead Arrangers.

[Summary of Additional Conditions]

EXHIBIT E-I

Form of Solvency Certificate

Date: [—]

Reference is made to the [Senior][ABL][Bridge] Credit Agreement, dated as of [—] (the “Credit Agreement”), among [—] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [—], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [—] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Borrower and its restricted subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its restricted subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Borrower and its restricted subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its restricted subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its restricted subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrower and its restricted subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:
Name:
Title: